Exhibit 99.3

Execution Version

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (as amended, modified or supplemented from time to time, the “Agreement”) dated as of July 7, 2017, is entered into by and among VLG Argentina LLC, a limited liability company organized and existing under the laws of the State of Delaware, USA (“VLG”), Cablevisión Holding S.A., a company organized and existing under the laws of Argentina (“CVH”, and together with CVH’s Permitted Transferees and any Affiliate or Permitted Holder of CVH that becomes the holder of Company Shares upon a VLG Split Off or upon acquisition of Company Shares from any Person other than a CVH Party, the “CVH Parties”, and each a “CVH Party”), Fintech Telecom, LLC, a limited liability company organized and existing under the laws of the State of Delaware, USA (“FT”), Fintech Media, LLC, a limited liability company organized and existing under the laws of the State of Delaware, USA (“FIA”), and Fintech Advisory, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (“Fintech Advisory”, and together with FT, FIA and any of their respective Permitted Transferees and any Affiliate of Fintech Advisory that becomes the holder of Company Shares upon a VLG Split Off or upon acquisition of Company Shares from any Person other than a Fintech Party, the “Fintech Parties”, and each a “Fintech Party”), and GC Dominio S.A., a company organized and existing under the laws of Argentina (“Dominio”).

WITNESSETH:

WHEREAS, Fintech Advisory is the parent company of FT and FIA;

WHEREAS, FT is the direct controlling shareholder of Sofora Telecomunicaciones S.A., (“Sofora”), Sofora is the controlling shareholder of Nortel Inversora S.A. (“Nortel”), Nortel is the controlling shareholder of Telecom Argentina S.A. (“TEO”), and TEO is the controlling shareholder of Telecom Personal S.A. (“Personal”);

WHEREAS, Sofora, Nortel, TEO, and Personal have entered into a preliminary reorganization agreement (Compromiso Prévio de Fusión), dated March 31, 2017, pursuant to which Sofora, Nortel and Personal will be merged into TEO, which will be the surviving entity, and Sofora, Nortel and Personal will be dissolved without liquidation and all of their respective assets and liabilities will be transferred to TEO in accordance with Argentine Corporate Law and the terms of the preliminary reorganization agreement (the “Reorganization”);

WHEREAS, Cablevisión S.A., a company organized and existing under the laws of Argentina (“Cablevisión”), and TEO have entered into a preliminary merger agreement (Compromiso Previo de Fusión) dated June 30, 2017 (the “Preliminary Merger Agreement”) pursuant to which Cablevisión will be merged into TEO, following which the Company will be the surviving entity and Cablevisión will be dissolved without liquidation and all of its assets and liabilities transferred to the Company, as applicable, in accordance with Argentine Corporate Law and the terms of the Preliminary Merger Agreement (the “Merger”); and

WHEREAS, each of the CVH Parties and each of the Fintech Parties deem it in their best interest and in the best interest of their respective Affiliates and the Company to regulate certain of their rights in connection with their interests in TEO and the Company and desire to enter into this Agreement to effectuate its purposes.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth and intending to be legally bound hereby, the parties hereto hereby agree as follows:

i

TABLE OF CONTENTS

(continued)

ii

ARTICLE I

DEFINITIONS

SECTION 1.1.  Certain Defined Terms.  The following terms shall have the following respective meanings:

“Affiliate” means, with reference to a specific Person, any Person that at the time of determination of Affiliate status directly or indirectly, whether through one or more intermediaries, is the Controlling Person of, a Controlled Person of or is under common Control with, such specific Person; provided that no Shareholder shall be deemed an Affiliate of any of the other Shareholders solely by reason of any investment in the Company; and provided, further, that neither the Company nor any Controlled Company shall be deemed an Affiliate of any Shareholder.

“Agreement Ownership Percentage” means, with respect to any Shareholder, the amount of Company Shares held by such Shareholder divided by the amount of Company Shares held by all Shareholders subject to this Agreement, expressed as a percentage.

“Annual Budget” means the comprehensive annual plan of revenues, expenses, capital expenditures, and cashflows of the Company substantially in the form of Annex A.

“Asset Sale” means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person, other than the Company or a Subsidiary of the Company, in one transaction or a series of related transactions by the Company or a Subsidiary of the Company (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction), of (a) any Capital Stock of any Subsidiary of the Company, (b) all or substantially all of any assets of the Company or any Subsidiary of the Company representing a division or line of business, (c) any material license or authorization of the Company or any Subsidiary of the Company pertaining to a TIC Business, or (d) any other properties or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business.

“Board” means the board of directors of the Company.

“Bona Fide Financings” means indebtedness for borrowed money incurred by a Shareholder with a Bona Fide Third Party that is negotiated at an arms’ length basis, including in the form of repurchase transactions, and which may or may not be secured, that does not result in such third party taking solely direct or indirect equity risk in respect of the Company, and provided that prior to or at the time of the Transfer of any Company Shares to such Bona Fide Third Party, such Bona Fide Third Party has agreed in the documentation setting forth the terms and conditions of such financing (x) to subject any further Transfer of such Company Shares to compliance with the terms of Section 4.2 of this Agreement and that, except for the transferor of such Company Shares to such Bona Fide Third Party Purchaser, no other Person shall be a Permitted Transferee, and (y) to authorize the Shareholder party to such financing to disclose to the other Shareholders the name of the Bona Fide Third Party involved, the term of such financing, and the class and number of Company Shares involved, and the Shareholder shall confirm to the other Shareholders that such documentation for the financing contains the agreements in clauses (x) and (y).

“Bona Fide Third Party” means (i) any financial institution of internationally- or nationally-recognized reputation established in any country that is a member of the OECD or Argentina and, solely in the case of a Bona Fide Financing where the Bona Fide Third Party takes title to Company Shares, having at the date of determination an investment grade rating for its outstanding long term debt securities as well as any of the financial institutions listed in Annex B.

“Business Day” means any day except a Saturday or Sunday or other day on which commercial banking institutions in New York City and Buenos Aires are authorized or required by law or executive order to be closed.

“Business Plan” means the strategic plan to be prepared by the management of the Company and approved by the Board, that summarizes the operational and financial objectives of the Company for the following three (3) years, to be prepared in accordance with Section 2.3 (b).

“Capital Expenditures” means, with respect to any Person for any period, the sum of all expenditures made directly or indirectly for equipment, fixed assets, real property or improvement thereto or substitutions thereof that have been reflected as additions to property, plant or equipment on a consolidated balance sheet in accordance with IFRS.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, equity-linked securities, convertible debentures, options, participations, rights in or other equivalents (however designated) of such Person’s capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights, warrants or options exchangeable for or convertible into such capital stock, whether outstanding on the date hereof or issued thereafter.

“Call Option Agreement” means that certain call option agreement entered into as of the date hereof between CVH and one or more of the Fintech Parties.

“Call Option Pledge” means that certain pledge agreement entered into by FIA and CVH as of the date hereof, as security for CVH’s rights under the Call Option Agreement.

“Category” means any of (i) paid television, (ii) mobile services, (iii) broadband and fixed lines, (iv) information technology and systems and (v) other.

“Category Reallocation Percentage” means (i) with respect to any unused amounts  of a specific line item in paid television, thirty percent (30%), (ii) with respect to any unused amounts of a specific line item in mobile services, thirty percent (30%), and (iii) with respect to any unused amounts of a specific line item in broadband and fixed lines, information technology and systems or other, fifty percent (50%).

“CEO” means the Chief Executive Officer of the Company.

“CFO” means the Chief Financial Officer of the Company.

“Class A Capital Stock” means any and all shares, interests, rights to purchase, warrants, equity-linked securities, convertible debentures, options, participations, rights in or other equivalents (however designated) consisting of, or exercisable or exchangeable for, or convertible into Class A Stock.

“Class A Stock” means any and all ordinary Class A shares of capital stock (acciones Clase A) of the Company, which shares are convertible into shares of Class B Stock at the election of the holder thereof.

“Class B Capital Stock” means any and all shares, interests, rights to purchase, warrants, equity-linked securities, convertible debentures, options, participations, rights in or other equivalents (however designated) consisting of, or exercisable or exchangeable for, or convertible into Class B Stock.

“Class B Stock” means any and all shares of ordinary Class B capital stock (acciones Clase B) of the Company, whether held directly or in the form of American Depositary Shares.

“Class C Capital Stock” means any and all shares, interests, rights to purchase, warrants, equity-linked securities, convertible debentures, options, participations, rights in or other equivalents (however designated) consisting of, or exercisable or exchangeable for, or convertible into, Class C Stock.

“Class C Stock” means any and all ordinary Class C shares of capital stock (acciones Clase C) of the Company.

“Class D Capital Stock” means any and all shares, interests, rights to purchase, warrants, equity-linked securities, convertible debentures, options, participations, rights in or other equivalents (however designated) consisting of, or exercisable or exchangeable for, or convertible into, Class D Stock.

“Class D Stock” means any and all ordinary Class D shares of capital stock (acciones Clase D) of the Company, which shares are convertible into shares of Class B Stock at the election of the holder thereof.

“CNV” means the Comisión Nacional de Valores.

“Company” means Telecom Argentina S.A. as the surviving entity, and universal successor, upon the effectiveness of the Reorganization and the Merger.

“Company Shares” means issued and outstanding shares of Class A Capital Stock, Class B Capital Stock, Class C Capital Stock and Class D Capital Stock or any other class of equity interests with voting rights issued by the Company; provided that prior to the Merger Effective Date, Company Shares shall mean any outstanding Capital Stock of TEO.

“Consolidated Net Income” means, with respect to any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in accordance with IFRS, adjusted, to the extent included in calculating such consolidated net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (on an after-tax basis) of the Company or any Subsidiary of the Company (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) except to the extent actually received by the Company or any Subsidiary of the Company, income derived from or in respect of all Investments in Persons other than any Subsidiary, (iii) the portion of net income (or loss) of a Person allocable to minority interests in unconsolidated Persons for such period except to the extent actually received by the Company or any Subsidiary of the Company (in the form of cash dividends or otherwise), (iv) gains or losses in respect of any Asset Sales (on an after-tax basis and net of fees and expenses relating to the transaction giving rise thereto) during such period and (v) the net income of any Subsidiary of the Company for such period to the extent that the declaration of dividends or similar distributions by that Subsidiary to the Company or any Subsidiary of the Company from that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Operating Cash Flow” means, with respect to any period, (a) (i) total revenues less cost of sales, operating, general, administrative and selling expenses or (ii) operating income (if expressed in the financial statements), (b) excluding in each case depreciation and amortization and impairment of property, plant and equipment and other non-current assets (if expressed in the applicable financial statements) of the Company and its Subsidiaries for such period determined on a consolidated basis in conformity with IFRS.

“Control” means, with reference to a specific Person (other than an individual or a natural person), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, quotas or equity, by contract or otherwise.

“Controlled Company” means a Person of which the Company is the Controlling Person at the time of determination of Controlled Company status.

“Controlled Person” means, with reference to a specific Person (other than an individual or a natural person), any Person that at the time of determination of Controlled Person status directly or indirectly, whether through one or more intermediaries, is under Control of such specific Person.

“Controlling Person” means, with reference to a specific Person, any Person that at the time of determination of Controlling Person status directly or indirectly, whether through one or more intermediaries, exercises, is entitled to exercise, or has the ability to exercise Control over such specific Person.

“Director” means a member of the Board.

“Director Designee” means a person serving on the Board as a director or alternate director who was designated for election by a Shareholder pursuant to Section 2.2(a).

“Director Number” means, with respect to any Shareholder, (x) the whole number equal to such Shareholder’s Agreement Ownership Percentage multiplied by the Number of Board Members and rounded downward, plus (y) for the Shareholder with the largest Excess Ownership Percentage only, one.

“Dividend Policy”, except as may otherwise be agreed from time to time by the CVH Parties and the Fintech Parties and to the extent permitted by any outstanding contractual or legal obligations of the Company or any of its Subsidiaries, means the distribution of cash dividends in each calendar year in an amount equal to the greater of (i) 50% of the Company’s Excess Cash for the prior fiscal year and (ii) US$300 million; provided that under no circumstances will the Company be required to distribute on account of dividends any amount that would (x) exceed the amounts permitted to be distributed under Argentine law; or (y) require the Company to incur Indebtedness unless the Company can incur Indebtedness having an average life of at least 10 years to finance such dividend payments if with the yields to maturity at the time of incurrence would exceed the yield to maturity of the US Government treasury bond with a remaining life of 10 years at the date of determination plus 500 bps and such incurrence would not cause the aggregate outstanding Indebtedness of the Company and its Controlled Companies (net of any cash escrows dedicated solely to repay Indebtedness) to exceed 3.0 times the Company’s consolidated EBITDA for the last period of twelve (12) months immediately preceding such incurrence of Indebtedness for which consolidated financial statements of the Company are available; or (z) any portion of the amounts that should be distributed pursuant (i) or (ii) above would trigger the application of the “equalization tax” (“impuesto de igualación”) pursuant to Argentine tax law even in case the amounts are distributed under the form of provisional or anticipated dividends (“dividendos anticipados”), provided, however, that in that in the case of (z), the amounts not distributed in such fiscal year shall be added to the amounts that must be distributed in the following fiscal year pursuant to this Policy.

“Dominio” means GC Dominio S.A.

“Drag Along Effective Date” means June 30, 2030.

“EBITDA” means the sum of the Consolidated Net Income of the Company and its Subsidiaries determined under IFRS, excluding extraordinary income/losses and income/losses on Affiliates, plus financial income (expense), income tax charges, other non-cash charges and depreciation and amortization charges for the relevant period.

“Effective Date” means the Merger Effective Date, except that Article I, Article IV, Article VI and Article VII shall become effective as of the date this Agreement is executed.

“Enacom” means the Argentine Communications Body (Ente Nacional de Comunicaciones).

“Encumbrance” means any mortgage, pledge, security interest, lien, claim, levy, option, assignment by way of guarantee, easement, privilege, restriction (including any shareholders agreement or voting agreement), attachment or any other charge whatsoever, in each case for the purpose of securing financial indebtedness or financial obligations, or for any other purpose whatsoever.  “Encumber” or “Encumbered” means creating or suffering to exist any such Encumbrance.

“Excess Cash” means for any fiscal year, the (A) Consolidated Operating Cash Flow for that year minus (B)(i) acquisition of property, plant and equipment and materials (including acquisition of intangible assets and any other Investment) as reflected in the Company’s most recent consolidated statements of cash flows for that year, (ii) all income taxes (including minimum notional income taxes but excluding deferred income tax) and other similar taxes of the Company and its Subsidiaries accrued in accordance with IFRS and/or CNV regulations (as required) for such fiscal year, (iii) any amounts prepaid as principal and interest or taxes on such prepaid principal on outstanding debt, including but not limited to payments made with respect to leases, seller financing and payments made to any other Indebtedness during the fiscal year, (iv) any amount required to be paid during the next fiscal year as principal and interest or taxes on such amounts, including but not limited to payments made with respect to leases, seller financing and payments made under the terms of any other Indebtedness, (v) the aggregate amount of interest expense and taxes, other than income tax, not included in the Consolidated Operating Cash Flow as set forth in the consolidated statement of income of the Company and its Subsidiaries for that fiscal year, (vi) 5% of the Consolidated Operating Cash Flow plus (C)(i) any dividends received from non-consolidated subsidiaries, (ii) cash adjustments to reconcile the net income (loss) for the period to net cash provided by operations, as defined in the Company’s most recent consolidated statements of cash flows, provided that such items were not included in the computation of Consolidated Operating Cash Flow, and excluding from this proviso those items included in (v) above, and (ii) changes in assets and liabilities (excluding changed in deferred income tax), as defined in the Company’s most recent consolidated statements of cash flows, excluding changes in accrued interest and related taxes on Indebtedness, plus (D) for any period commencing on January 1 after the Merger Effective Date, an amount equivalent to the deficiency between the Indebtedness of the Company and the amount of Indebtedness necessary to reach a target Indebtedness to EBITDA ratio of the Company of 1.5 times. Excess Cash shall be computed from period to period on a consistent basis.

“Excess Ownership Percentage” means, with respect to any Shareholder, the difference between (x) such Shareholder’s Agreement Ownership Percentage multiplied by the Number of Board Members and (y) the Director Number for such Shareholder.

“Executive Search Firm” means Egon Zender, Spencer Stewart, Korn Ferry, Amrop or such other internationally reputable executive search firm selected by the Board with the approval of at least one Director nominated by a Fintech Party and at least one Director nominated by a CVH Party.

“Fair Market Value” means, as to the Company, any Company Shares or any other assets or properties (including securities), the cash price at which a willing seller would sell and a willing buyer would buy in an arm’s-length transaction, neither party being under time constraints or under any compulsion to buy or sell, in each case as determined by an Independent Investment Banking Firm selected by the Board.  Whenever the Fair Market Value of the Company is to be determined, such Fair Market Value shall be determined based on a sale of the Company as a going concern in a transaction structured as a sale of 100% of the stock of the Company.

“Financing Pledge” means that certain Encumbrance created in connection with any financing extended to one or more CVH Parties to permit the acquisition of Capital Stock of the Company or of any Person that owns, or after giving effect to the Reorganization will own, directly or indirectly Capital Stock of the Company.

“Governmental Entity” means any federal, state, provincial, county, municipal or local government in Argentina, or any political subdivision of any of the foregoing, or any non-Argentine entity of a type similar to the foregoing, or any entity, authority, agency, ministry, commission, tribunal, arbitral body, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or quasi-governmental entity established to perform any of these functions.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board from time to time.

“Indebtedness” means with respect to any Person at any date of determination, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement, in the event of default, are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all capitalized lease obligations of such Person, (e) all indebtedness referred to in

(but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the owner of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all Guarantees by such Person of indebtedness referred to in this definition of any other Person, (g) all redeemable capital stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (h) any liability of such Person under or in respect of interest rate agreements or currency agreements and (i) any seller and vendor financing.  For purposes hereof, the “maximum fixed repurchase price” of any redeemable capital stock which does not have a fixed repurchase price shall be the fair market value of such redeemable capital stock, such fair market value shall be determined in good faith by the Board and evidenced by a Board resolution.  Indebtedness shall not include (a) obligations of any Person (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two (2) Business Days of their incurrence unless covered by an overdraft line, (ii) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (iii) under stand-by letters of credit to the extent collateralized by cash or cash equivalents and (b) obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations incurred in the ordinary course of business.

“Independent Investment Banking Firm” means an investment banking firm of internationally recognized standing that is, in the reasonable judgment of the Person engaging such firm, qualified to perform the task for which it has been engaged and which has not received remuneration from such Person (or any of its Affiliates) in excess of US$1.0 million (exclusive of fees, commissions and discounts received by such firm as part of an underwriting syndicate in which such firm was not the lead or co-lead manager ) during the 24 month period preceding such engagement.

“Investment” in any Person means, directly or indirectly, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business) or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to any Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, or the acquisition (by merger, purchase or otherwise) of all or substantially all of the business or assets of such Person.

“Key Employee” means, with respect to the Company and any Significant Subsidiary, each of the Chief Executive Officer, Chief Operating Officer, Chief Technical Officer, Chief Financial Officer, and any other officer or employee having a direct line of reporting to the Chief Executive Officer, a direct line of reporting to the Vice Chairman of the Board, such as the Internal Auditor, or a joint line of reporting to the Chief Executive Officer and the Vice Chairman of the Board or the Deputy CEO (Subgerente General) (or, in all cases, any other officer or employee holding commensurate responsibilities) or any other position expressly designated as “Key Employee” such as the Director of Supply (Director de Abastecimiento), Legal Director (Director de Legales), Human Resources Director, Regulatory Affairs Director, Institutional Relationship Director and the Chief of Compliance.

“Marketable Securities” means securities which are traded on a national securities exchange in the United States or otherwise actively traded over-the-counter in the United States and are not subject to restrictions on transfer as a result of applicable contract provisions, the provisions of the Securities Act (other than the volume and method-of-sale restrictions of Rule 144 promulgated thereunder or any successor thereto) or the provisions of any other applicable securities laws or regulations

“Merger Effective Date” means the date upon which the Merger shall become effective pursuant to the terms of the Preliminary Merger Agreement.

“Minimum CVH Threshold” means (i) prior to the closing of the Call Option Agreement, a percentage of Company Shares equal to the percentage of Company Shares to be held by the CVH Parties in the aggregate as a result of the Merger in accordance with the terms of the Preliminary Merger Agreement (including the Company Shares directly or indirectly to be held by the CVH Parties and the Company Shares contributed by or on behalf of any CVH Party to the CVH Trust), or (ii) following the closing of the Call Option Agreement, the sum of (x) a percentage of Company Shares equal to the percentage of Company Shares to be held by the CVH Parties in the aggregate as a result of the Merger in accordance with the terms of the Preliminary Merger Agreement (including the Company Shares directly or indirectly to be held by the CVH Parties and the Company Shares contributed by or on behalf of any CVH Party to the CVH Trust) plus (y) a percentage of Company Shares equal to the percentage of Company Shares held by the CVH Parties in the aggregate on the closing of the Call Option Agreement, immediately after giving effect to the transactions set forth under such Call Option Agreement (including the Company Shares directly or indirectly held by the CVH Parties and the Company Shares contributed by or on behalf of any CVH Party to the CVH Trust); provided that at the relevant time of determination the Minimum CVH Threshold shall only be satisfied if the Trustee Condition is satisfied (whether or not the CVH Trust remains in effect).

“Minimum Shareholders Amount” means, with respect to each of (i) the CVH Parties, jointly, and (ii) the Fintech Parties, jointly, at the time of determination, the direct or indirect ownership of a number of Company Shares, including any Company Shares contributed to and held by the CVH Trust, equal to or greater than: (a) ten percent (10%) or more of the aggregate number of Company Shares, at the time of determination for purposes of (1) designating one member to the Executive Committee and (2) designating the corresponding number of members to the Statutory Supervisory Committee, (b) fifteen percent (15%) of the aggregate number of Company Shares, or in the case of FT at least one Company Share contributed to the CVH Trust, at the time of determination for purposes of: (1) exercising veto rights in respect of the Veto Matters listed in Section 2.3(a)(i) to (xxi) under the Agreement, (2) designating the corresponding number of members to the Statutory Audit Committee, (3) selecting an Independent Investment Banking Firm pursuant to Section 4.6, (4) exercising its rights under Section 4.8, (5) exercising its rights under Article V and (6) exercising its consent right under Section 2.3(c); and (c) twenty percent (20%) or more of the aggregate number of Company Shares, or in the case of FT at least one Company Share contributed to the CVH Trust, at the time of determination for purposes of (1) designating the Vice Chairman of the Board; (2) exercising the right to designate the CFO and Internal Auditor and veto rights in respect of the designation of the remaining Key Personnel under Section 2.7 of this Agreement; (3) designating two members of the Executive Committee; and (4) exercising veto rights in respect of the Veto Matters listed in Section 2.3(a)(iii), Section 2.3(a)(xxii) and Section 2.3(a)(xxiii); provided that if either the CVH Parties, jointly, or the Fintech Parties, jointly, as applicable, at any time directly or indirectly hold a total number of Company Shares (including any Company Shares contributed by such Parties to and held by the CVH Trust at such time) below any of the previously described thresholds, such Parties (or Party, if applicable) be automatically deemed to have forfeited each and all of the rights associated with such threshold and will not recover the forfeited rights through the subsequent acquisition of Company Shares.

“Number of Board Members” means eleven (11) as may be increased in accordance with Section 2.2(a).

“Ownership Percentage” means the percentage of Company Shares held from time to time by any Shareholder.

“Parent” means with respect to (i) any of the CVH Parties, CVH, and Dominio (in the case of Dominio, solely with respect to Sections 4.2(j) and (k)); (ii) any of the Fintech Parties, FT, FIA and Fintech Advisory (in the case of Fintech Advisory, solely with respect to Section 4.2(l)) and; and (iii) any other Shareholder, the Person that Controls such other Shareholder directly or indirectly and is not in turn Controlled by any other Person.

“Permitted Holders” means (a) Dominio and any of its successors and Affiliates, any limited partnership of which any of them or their successors or Affiliates is the general partner and any investment fund controlled or managed by any of them or their successors or Affiliates, and (b) any of (i) Ernestina Laura Herrera de Noble, Hector Horacio Magnetto, José Antonio Aranda, Lucio Rafael Pagliaro and their legitimate heirs by reason of death, (ii) any Privileged Relatives of any of the individuals set forth in sub-clause (b)(i) of this definition, (iii) any trust the beneficiaries of which include any of the individuals set forth in sub-clause (b)(i) of this definition and/or any Privileged Relatives of any of such noted individuals, and (iv) any Person (other than an individual) directly or indirectly majority owned or controlled by one or more individuals set forth in sub-clause (b)(i) of this definition and/or any Privileged Relatives of any Permitted Holder or any one or more trustees of any trust set forth in clause (b)(iii) of this definition acting in such capacity.

“Permitted Transferee” means with respect to any Shareholder, an Affiliate of such Shareholder and in the case of any CVH Party, any Permitted Holder.

“Person” means any individual, estate, corporation, limited or unlimited liability company, partnership, proprietorship, joint venture, association, joint-stock company, investment fund, trust, union or unincorporated organization or other group, entity or organization, including a Governmental Entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether outstanding on the date hereof or issued thereafter, and includes, without limitation, all classes and series of such preferred or preference stock of such Person.

“Principal Dragged Shareholder” means either the Dragged Shareholder with the largest Agreement Ownership Percentage or any other Party hereto (other than the Dragging Shareholder) whom the Dragged Holder with the largest Agreement Ownership Percentage designates as the Principal Dragged Shareholder.

“Privileged Relatives” means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the second degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative.

“Requisite Expenditures” means the amount of any Capital Expenditures necessary to maintain in good working order the facilities, equipment and systems of the Company including the renewal or replacement of any material that has become obsolete.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Subsidiary of the Company sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules and regulations thereunder.

“Shareholder” means any Class A Shareholder, Class B Shareholder or Class D Shareholder that is party to or bound by provisions of, this Agreement (other than a Bona Fide Third Party with respect to any Bona Fide Financings entered into).

“Significant Subsidiary” means a Subsidiary of the Company the assets of which, as of the date of the most recent audited consolidated balance sheet of the Company as of the date of determination, account for at least 10% of the consolidated assets of the Company.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the equity ownership or voting stock is owned, directly or indirectly, by such Person and/or one or more of the Subsidiaries of such Person.

“Third Party” means any Person other than (i) a Shareholder and (ii) any Affiliate of a Shareholder.

“TIC Business” means any cable television or telecommunications business in South America, including those that qualify as services of information and communications technology (servicios de tecnología de la información y communicaciones or servicios TIC) pursuant to Argentine law.

“Transfer” means any sale, assignment, alienation, gift, exchange, conveyance, transfer, option, issuance, short sale, swap, derivative transaction or other direct or indirect disposition whatsoever, or any agreement to do any of the foregoing, whether for value or not, whether voluntary or involuntary of any Company Shares or any interest therein, including any voting power or dispositive control over any Company Shares but excluding any Transfer to the CVH Trust or from the CVH Trust to the Person that contributed the released Company Shares to the CVH Trust (or any Permitted Transferee of such Person), or pursuant to a Bona Fide Financing, or the conversion of such Company Shares to another class of Company Shares or pursuant to a general transfer of an inheritance estate upon death of an individual; provided, however, that none of the VLG Split Off, (ii) the Call Option Pledge, or the (iii) the Financing Pledge shall be considered a “Transfer” under this definition or for purposes of Article IV.  The term “Transfer” shall refer to a single transaction or collectively to a series of related transactions.

“Vehicle” means any Person substantially all of the assets of which consist of Company Shares or direct or indirect interests therein.

“Veto Third Party Shareholder” means, the Third Party Shareholder that, together with its Permitted Transferees, (i) has acquired from the Fintech Parties following the Merger Effective Date at least 20% of the outstanding Company Shares and (ii) has become a party hereto in accordance with Section 4.2(f), and (iii) at the relevant time of determination, has an Agreement Ownership Percentage (x) of at least 20% and (y) greater than the Fintech Parties, in the aggregate, and any other Third Party Shareholder at any given point in time.

“Veto Third Party Shareholder Representative” means such individual as shall be designated by any Veto Third Party Shareholder upon becoming a Party to this Agreement.

“VLG Split Off” means the split off of VLG between CVH and FIA ratably to their respective Capital Stock ownership therein.

SECTION 1.2.  Other Defined Terms.  Each of the following terms is defined in the Section indicated below:

Defined Term	Section
2014 SPA	4.7
25% Holder	4.1(f)
Accretion Period	4.2(c)
Agreement	Preamble
Arbitrator	7.13
Anticipated Termination Event	2.8(e)
Binding Offer	4.8(c)
Blocking Price	4.8(c)
Buyer	4.3(a)
Class A Shareholder	2.1(a)
Class A Trust Shares	2.8(b
Class B Shareholder	2.1(a)
Class D Shareholder	2.1(a)
Class D Trust Shares	2.8(c)
Company	1.1
Company Communications	2.2(k)
CVH	Preamble
CVH Free to Sell Date	4.2(k)
CVH Majority Ownership Requirement	2.2(a)
CVH Parties	Preamble
CVH ROFR Acceptance Notice	4.2(k)
CVH ROFR Defaulting Shareholder	4.2(k)
CVH ROFR Election Period	4.2(k)
CVH ROFR Notice	4.2(k)
CVH ROFR Purchase Price	4.2(k)
CVH ROFR Election Period	4.2(k)
CVH Sale Agreement	4.2(k)
CVH Selling Shareholder	4.2(k)
CVH Trust	2.8(a)
CVH Trust Agreement	2.8(a)
CVH Trust Termination Event	2.8(e)
Deadlock	2.9(g)
Director Designation	2.2(a)

Defined Term	Section
Director Designee Nominee	2.2(a)
Dispute	7.11
Dispute Notice	7.11
Dominio Free to Sell Date	4.2(j)
Dominio ROFR Acceptance Notice	4.2(k)
Dominio ROFR Defaulting Shareholder	4.2(k)
Dominio ROFR Election Period	4.2(k)
Dominio ROFR Notice	4.2(k)
Dominio ROFR Purchase Price	4.2(k)
Dominio ROFR Election Period	4.2(k)
Dominio Sale Agreement	4.2(k)
Drag Date	4.8(f)
Drag Deadline	4.8(i)
Dragged Shareholders	4.8(a)
Dragged Shares	4.8(a)
Dragging Shareholder	4.8(a)
Drag Notice	4.8(a)
Drag Transaction	4.8(k)
Eligible Substitutes	2.8(d)
Execution Date	4.3(a)
FIA	Preamble
Filing Documents	5.2(b)(i)
Filing Expenses	5.2(f)
Fintech Advisory	Preamble
Fintech Free to Sell Date	4.2(l)
Fintech Parties	Preamble
Fintech ROFR Acceptance Notice	4.2(l)
Fintech ROFR Defaulting Shareholder	4.2(l)
Fintech ROFR Election Period	4.2(l)
Fintech ROFR Notice	4.2(l)
Fintech ROFR Purchase Price	4.2(l)
Fintech ROFR Election Period	4.2(l)
Fintech Sale Agreement	4.2(l)

Defined Term	Section
Fintech Selling Shareholder	4.2(l)
Free to Sell Date	4.2(f)
ICC Rules	7.12
Indemnified Party	6.3
Indemnifying Party	6.3
Interim Relief	7.12
Manager	5.4
Material Approvals	4.7
Merger	Preamble
Minimum Price Differential	4.8(d)
Negotiation Period	4.8(b)
Non-Binding Offer	4.8(b)
Offeree Shareholder	4.2(a)
Official	3.4
Participating Tag Along Sale Agreement	4.3(c)
Participating Tag Along Members	4.3(c)
Parties Prior Meeting	2.9(a)
Preliminary Merger Agreement	Preamble
Preliminary Reorganization Agreement	Preamble
Pricing Notice	4.8(c)
Pricing Notice Period	4.8(c)
Proposed Fintech Purchaser	4.2(l)
Proposed Purchaser	4.2(a)
Related Party Transaction	2.2(i)
Relevant Shares	6.6(7)
Removal Notice	2.2(g)
Retained Economic Interest	4.1(g)
Reorganization	Preamble
Replacement Director Designee Nominee	2.2(g)
ROFR Acceptance Notice	4.2(b)
ROFR Defaulting Shareholder	4.2(h)
ROFR Election Period	4.2(a)
ROFR Notice	4.2(a)

Defined Term	Section
ROFR Offer	4.2(a)
ROFR Purchase Price	4.2(a)
ROFR Shares	4.2(a)
Rules	7.12
Sale Agreement	4.2(d)
Sale Number	5.4
Selling Shareholder	4.2(a)
Statutory Audit Committee	2.2(d)
Statutory Supervisory Committee	2.2(f)
Tag Along Election Period	4.3(a)
Tag Along Right	4.3(a)
Tag Along Sale Agreement	4.3(a)
Tag Along Share Number	4.3(a)
Tag Along Shareholder	4.3(a)
Tag Right Acceptance Notice	4.3(b)
Tag Right Notice	4.3(a)
TEO	Preamble
Third Party Buyer	4.8(g)
Trust Shares	2.8(c)
Trustee Condition	2.8(d)
Transferred Interest	4.1(g)
Underwritten Offering	5.1
Underwritten Offering Request	5.1
Underwritten Offering Request Notice	5.1
Vacating Director	2.2(g)
Valid Business Reason	5.2(c)
Veto Matter	2.4
Veto Shareholder	2.4
VLG	Preamble

SECTION 1.3.  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Annexes or Schedules, such reference is to an Article, Section, Annexes or Schedule (as the case may be) of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a “party” or “parties”, such reference shall be to a party or parties to this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.  The use of any gender herein shall be deemed to be or include the other gender and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.  The use of the words “hereof”, “herein”, “hereunder”, and words of similar import shall refer to this entire Agreement, and not to any particular Article, Section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise.  Any references to direct or indirect ownership of Company Shares shall include any Company Shares subject to a Bona Fide Financing, (whether or not legal title to such Company Shares is transferred to a Bona Fide Third Party prior to such release) insofar as the Bona Fide Third Party shall not have become released by the terms of such Bona Fide Financing from its obligation to re-Transfer all Company Shares subject to such Bona Fide Financing to the Shareholder.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1.  The Shareholders.  (a) The parties hereby agree that for all purposes under this Agreement, only the Parent of each record owner of any Company Shares shall be deemed the owner of such Company Shares (a “Class A Shareholder”, “Class B Shareholder” or “Class D Shareholder”, as applicable) and shall have the right to exercise and the obligation to comply with the terms and conditions of this Agreement, and each Parent shall cause each of its Affiliated owner of record of Company Shares (whether currently held or acquired after the date hereof) to comply with, the terms and conditions of this Agreement, either directly or by causing such Affiliated record owner to vote or otherwise take action on its behalf. Further, no later than on the fifth Business Day following the entering into of a Bona Fide Financing, each Shareholder agrees to submit to the other Shareholders a certificate setting forth the name of the Bona Fide Third Party involved, the term of such Bona Fide Financing, the class and number of Company Shares involved, and a confirmation to the other Shareholders that the documentation for the financing contains the agreements in clauses (x) and (y) of the definition of Bona Fide Financing.

(b) In the event that VLG is a record owner of any Company Shares following the Merger Effective Date, CVH and Fintech Advisory agree to consummate the VLG Split Off as soon as practicable.  After giving effect to such Split Off, any Affiliate of CVH or Fintech Advisory that becomes the record owner of Company Shares as a result thereof and that is not a Shareholder shall become a party to this Agreement and agree to be bound by all of the terms and conditions hereof.  Upon becoming a party to this Agreement, such Person shall, as to the Company Shares so acquired, be considered a CVH Party or Fintech Party, as applicable and shall enjoy the same rights and be subject to the same obligations as each other CVH Party or Fintech Party, as applicable.  Until such time as the VLG Split Off is consummated, CVH and Fintech Advisory hereby agree that they shall each be deemed a Shareholder with respect to the Company Shares held by VLG based on their respective ownership interests in VLG, including any indirect interests in the Company that CVH may agree to acquire from Fintech Advisory in the form of additional membership interests in VLG, and that for the purpose of determining the ownership interests of each of CVH and Fintech Advisory in the Company, including their Ownership Percentage and their Agreement Ownership Percentage, their indirect ownership interests in the Company held, directly or indirectly, through VLG will be considered as if each of them in the aggregate directly or indirectly, and not VLG, were the direct owner of such ownership interest.

SECTION 2.2.  Board of Directors.  The parties hereby agree that:

(a)         The Board shall consist of eleven (11) members and may be increased up to seventeen (17) members as agreed between the CVH Parties and the Fintech Parties.  Each Shareholder shall be entitled to designate to the other Shareholders (a “Director Designation”), not less than ten (10) days prior to any shareholders meeting at which directors of the Company are to be elected, (i) a number of designees for election as Directors equal to such Shareholder’s Director Number and (ii) one (1) alternate director for each director it so designates (each, a “Director Designee Nominee”); provided that for as long as (i) the CVH Parties hold at least the Minimum CVH Threshold and (ii) either (A) the CVH Trust is in effect and the CVH Trust together with the CVH Parties are entitled to exercise in the aggregate the voting rights of more than 50% of the outstanding Company Shares or (B) the CVH Parties and the Fintech Parties collectively hold in the aggregate directly and indirectly more than 50% of the outstanding Company Shares (together, (i) and either of the circumstances contemplated in (ii), the “CVH Majority Ownership Requirement”), CVH shall be entitled to designate to the other Shareholders the majority of the Director Designee Nominees for election as Directors and one (1) alternate director for each director it so designates.  Each Director Designation shall identify which nominees shall be considered nominated by the Class A Shares and which nominees shall be considered nominated by the Class D Shares for purposes of exercising veto rights in respect of Veto Matters at the Board of the Company pursuant to the amended Bylaws of the Company.  If a timely Director Designation is not received from a Shareholder in advance of a meeting at which Directors are to be elected, then that Shareholder shall be deemed to have re-designated its incumbent Director Designees.  Each Shareholder shall ensure that not less than one-half of its Director Designee Nominees and Director Designees (who are not otherwise Director Designee Nominees) are residents of Argentina and that each Director Designee Nominee complies with all applicable requirements of Argentine law.  Each Shareholder agrees to vote its Company Shares in favor of the election to the Board of each Director Designee Nominee of the other Shareholders designated in accordance with this Section 2(a). Nothing in this Agreement shall affect the right of a Shareholder owning a minority quantity of Company Shares to exercise its cumulative voting rights for the election of up to one third of the members of the Board pursuant to Argentine law.  The CEO may not be a member of the Board. For as long as CVH is entitled to nominate the majority of the Board it shall be entitled to nominate the Chairman of the Board and the Fintech Parties shall be entitled to nominate the Vice-Chairman of the Board if they collectively hold the corresponding Minimum Shareholders Amount, provided that the right to designate the Vice-Chairman shall be exercised by any Person that qualifies as the Veto Third Party Shareholder hereunder for as long as it qualifies as such.  In the event that (i) the Fintech Parties own a quantity of Company Shares larger than the quantity of Company Shares held by the CVH Parties and (ii) the CVH Majority Ownership Requirement is no longer satisfied, Fintech Advisory shall be entitled to nominate the Chairman of the Board and CVH shall be entitled to nominate the Vice-Chairman of the Board to the extent it owns the corresponding Minimum Shareholders Amount. For the purposes of applicable Argentine law, subject to the Inspección General de Justicia (“IGJ”) and CNV granting its approval of the Bylaws of the Company in the form contemplated by this Agreement, the legal representation of the Company shall be held jointly by the Chairman and the Vice-Chairman of the Board, provided, however, that if the IGJ and/or the CNV do not grant their approval with respect to such joint representation, the legal representation of the Company shall be held by the Chairman of the Board. For the purpose of giving effect to this Section 2.2(a), upon consummation of the Merger Effective Date, the Fintech Parties shall promptly obtain the resignation of no less than six (6) members of the Board with immediate effect after having convened a meeting of the Company’s shareholders which shall include in its agenda the election of at least six (6) members of the Board, at which meeting the Fintech Parties shall take such measures as shall be needed to ensure that the provisions of this Section 2.2(a) permitting CVH to designate a majority of the Board are honored.  In the event the Number of Board Members is increased to more than eleven (11) members, (x) the total Number of Board Members shall remain an odd number and (y) for so long as the CVH Parties satisfy the CVH Majority Ownership Requirements, the CVH Parties shall be entitled to designate the majority of the members of the Board in accordance with the procedures set forth in this Section 2.2(a).

(b)         (i) The Parties agree that for as long as the CVH Parties satisfy the CVH Majority Ownership Requirement, CVH shall be considered the shareholder entitled to designate to the other shareholders the majority of the Director designee nominees for election as Directors and (1) one alternate director for each director it so designates.

(ii)          The Parties agree to attach the initial list of Director Designee Nominees and members of the Statutory Supervisory Committee designee nominees to be voted by the Parties at the first shareholders’ meeting following the Merger Effective Date as a supplement hereto prior to the Merger Effective Date. In the event that any of the minority shareholders of the Company exercises cumulative voting rights under Argentine law for the election of any members of the Board at any meeting of shareholders, the number of Directors selected by the Shareholder with the lowest Shareholder Director Number shall be reduced by the number of directors and alternates elected by such minority shareholder; provided that if there are more than two (2) Shareholders, reductions shall be applied ratably among all Shareholders other than the Shareholder with the highest Shareholder Director Number, beginning with the Shareholder with the lower Shareholder Director Number.  For the avoidance of doubt, for as long as the CVH Parties satisfy the CVH Majority Ownership Requirement, CVH will be deemed to have the highest Shareholder Director Number for purposes of this Section 2.2.

(c)          Subject to Section 2.2(a), each Shareholder shall use its reasonable best efforts to cause each Director Designee Nominee for a particular shareholders meeting at which Directors are to be elected to be included in the slate of nominees submitted to the shareholders of the Company at that meeting.

(d)         The parties agree to cause the Company’s statutory audit committee (the “Statutory Audit Committee”) to be comprised of three members and three alternate members who shall also be directors or alternate directors of the Company.  For as long as it shall hold, directly or indirectly, the Minimum Shareholders Amount, CVH shall have the right to designate from its Director Designees two members and two alternate members for election to the Statutory Audit Committee, and for so long as Fintech Advisory shall hold, directly or indirectly, the Minimum Shareholders Amount, or there is a Veto Third Party Shareholder, Fintech Advisory or such Veto Third Party Shareholder, as applicable, shall have the right to designate from its Director Designees one member and one alternate member for election to the Statutory Audit Committee. Each Shareholder shall use its respective best efforts to cause its Director Designees to vote in favor of the election of the Director Designees for election to the Statutory Audit Committee validly designated in accordance with this Section 2.2(e).  No Director Designee may serve on the Statutory Audit Committee unless he or she meets (i) all the requirements of Argentine law for service on such committee; and (ii) all of the requirements for director independence set forth in New York Stock Exchange Listed Company Manual as amended from time to time.  In addition, the two Director Designees designated by CVH shall meet all of the requirements for director independence established by the CNV

(e)          For as long as CVH satisfies the CVH Majority Ownership Requirement (i) CVH shall have the right to designate three members and three alternate members for election to the Company’s statutory supervisory committee (Comisión Fiscalizadora) (the “Statutory Supervisory Committee”), which shall be composed of five members and five alternate members, and (ii) for so long as the Fintech Parties hold, directly or indirectly, the Minimum Shareholders Amount, or a Shareholder qualifies as a Veto Third Party Shareholder, the fourth and or the fifth member of the Statutory Supervisory Committee shall be designated by Fintech Advisory or the Veto Third Party Shareholder, as applicable.  Each Shareholder agrees to vote its Company Shares in favor of the election of such designees to the Statutory Supervisory Committee, provided that each such designee meets all of the requirements of Argentine law for service on such committee.

(f)           Each Shareholder shall promptly vote its Company Shares for the removal (with or without cause) from the Board of any Director or alternate director if the Shareholder that designated the director or alternate director requests such removal or (ii) if the CVH Parties cease to satisfy the CVH Majority

Ownership Requirement, and Fintech Advisory requests such removal to enable the Fintech Parties to designate a number of members of the Board commensurate with their aggregate ownership of Company Shares.  Such removal request shall be made by a written notice, in the case of clause (i) specifying the name of the Director to be removed and in the case of clause (ii) specifying the number of Directors designated by the other Parties to be removed, (a “Removal Notice”), delivered to the other Shareholders.  No Shareholder shall cause, or seek to cause, the removal from the Board of any Director or alternate director designated by any other Shareholder pursuant to Section 2.2(a) except in compliance with the preceding sentence.  Each Shareholder shall take all necessary action to cause a meeting of the Company’s shareholders to be called promptly after receipt of a Removal Notice for the purpose of voting on the removal of the Director Designee so specified in the Removal Notice.  Each Shareholder shall use its reasonable best efforts to cause the prompt removal from the Statutory Audit Committee or the Statutory Supervisory Committee, at the request of (i) any CVH Party, in the case of any member of any such Committee designated by CVH, (ii) any Fintech Party, in the case of any member of any such Committee designated by Fintech Advisory, and to replace such member with the designee of the requesting Shareholder, (iii) and any Veto Third Party Shareholder, in the case of any member of any such Committee designated by such Shareholder.

(g)          If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, a Director designated pursuant to Section 2.2(a) vacates the Board (a “Vacating Director”), then the Shareholder that designated such Vacating Director pursuant to Section 2.2(a) shall be entitled to designate to the other Shareholders a replacement Director Designee Nominee (who meets all applicable requirements of Argentine law) to fill the vacancy so created (a “Replacement Director Designee Nominee”).  Each Shareholder shall take all reasonable action necessary to cause a meeting of the Company’s shareholders to be called promptly after the creation of such vacancy to vote on the election of the Replacement Director Designee Nominee to fill the vacancy caused by the Vacating Director; provided that if a director is removed at a shareholders meeting, the Replacement Director Designee Nominee shall be nominated for election to fill such vacancy at the same meeting (if permitted by applicable law).  The Shareholders shall vote at any such meeting all of their respective Company Shares, in favor of the election to the Board of the Replacement Director Designee Nominee to fill the vacancy on the Board so created.  The other Shareholders will also use their reasonable best efforts, if requested by the Shareholder designating the Replacement Director Designee Nominee, to cause the Replacement Director Designee Nominee (or any other Director Designee of that Shareholder then serving on the Board) to be promptly appointed to fill any vacancy on committee(s) of the Board and the Statutory Audit Committee caused by the Vacating Director.  The provisions of this Section 2.2(h) shall also apply, mutatis mutandi, in the case of a Director Designee who vacates a position on the Statutory Supervisory Committee.

(h)         For as long as they shall respectively satisfy the CVH Majority Ownership Requirement and hold directly or indirectly, the Minimum Shareholders Amount, the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable, shall each have the right to apply the respective same procedure applicable to the election of members of the Board of the Company in respect of the election of members of the board of directors of each Controlled Company. The Company shall cause the members of the board of directors of each Controlled Company to be the Persons identified by CVH and Fintech Advisory or the Veto Third Party Shareholder, as applicable, in accordance with this Agreement. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, any Persons identified shall vacate the board of directors of a Controlled Company, then the Shareholder that designated such vacating director shall be entitled to designate and cause the election of a replacement director (who shall meet all applicable requirements of Argentine law) to fill the vacancy so created and the Company and the Shareholders shall take all necessary action to elect such replacement director.  The approval or rejection of any matter by the board of directors of a Controlled Company shall be decided by the unanimous vote of the directors designated by CVH and Fintech Advisory.  If the board of directors of a Controlled Company is unable to make a decision with respect to any matter, such matter shall be submitted to the Board and decided in accordance with Section 2.3.

(i)             (i) The Parties agree that any transaction, arrangement, agreement or contractual relationships between the Company or any Controlled Company, on the one hand, and a Shareholder, its Affiliates or its Subsidiaries, on the other hand (other than the Company or a Controlled Company) (a “Related Party Transaction”) must be conducted on terms no less favorable to the Company or such Controlled Company than arms’ length terms. All Related Party Transactions must be submitted to the Executive Committee. In case the Executive Committee cannot reach a unanimous decision in respect of the arms’ length terms of a Related Party Transaction or in respect of the renewal, termination or engagement in a Related Party Transaction, such Related Party Transaction shall be submitted to the Board for its consideration. The Shareholder involved directly or indirectly through its Affiliates or Subsidiaries in such transaction, arrangement, agreement or Related Party Transaction shall abstain from exercising its voting rights and any other rights provided in this Agreement in respect of such Related Party Transaction and shall cause its relevant Director Designees to abstain from voting in respect of such matter  the decision passed by the Director Designees of the other Shareholder in respect of such Related Party Transaction at the Company or any Controlled Company as it may correspond. The unrelated Shareholder or its Director designees entitled to consider such matter at the Board shall make its determination taking into consideration the convenience of such Related Party Transaction to the Company or the Controlled Company and whether the terms of such Related Party Transaction are no less favorable to the Company or a Controlled Company than arms’-length in accordance with the parameters described below. In order to determine whether the terms of a Related Party Transaction are no less favorable to the Company or a Controlled Company than arms’-length terms, the Shareholder or its Director designees, entitled to make the determination shall consider the following facts: (A) if the terms of such transaction, arrangement or agreement are no less favorable than the terms of other similar transactions, arrangement or agreements offered to the Company by any Third Party, (B) if the terms offered to the Company by the relevant Shareholder, its Affiliates or Subsidiaries, are at least as favorable to the Company or a Controlled Company as the best terms offered by such Shareholder, its Affiliates or Subsidiaries, to Third Parties (excluding Affiliates and subsidiaries of such Shareholder), in similar circumstances; (C) market arms’ length parameters if any, existing as of the date of determination as published by recognized industry experts or associations and (D) the determination made by an independent recognized industry expert at the request of the unrelated Shareholder or its Director Designees.

(ii)                            Any Related Party Transaction for the provision of paid television signals, or other form of content, including the agreements listed in Annex C hereto and to which Cablevisión is a party as of June 30, 2017, shall be maintained until its respective expiration date and shall be renewed thereafter to the extent that the terms of such agreement are on an arms’ length basis as determined in accordance with the parameters set forth in Section 2.2(i)(i) above. Any agreement or arrangement of an organizational or administrative nature existing as of the Merger Effective Date between Cablevision, on the one hand, and CVH or any of its Affiliates, on the other hand, including the agreements listed in Annex D hereto, shall be analyzed by the Executive Committee of the Company and shall be renewed or renegotiated only if the Executive Committee determines that such agreement or arrangement is commercially reasonable or terminated if the same services could be provided by the Company’s personnel.  Any other transaction, arrangement or agreement existing as of the Merger Effective Date and not related to the provision of content or of an organizational or administrative nature, including the agreements listed in Annex E hereto, shall be analyzed by the Executive Committee of the Company after the Merger Effective Date and shall be (x) maintained only if its expiration date occurs no more than one (1) year following the Merger Effective Date or (y) renegotiated or terminated for any other transaction, agreement or arrangement upon taking into consideration the best interests of the Company and shall be renewed only to the extent its terms are equivalent to the terms that the Company would receive on an arms’ length basis, as determined by the unrelated Shareholder or its director designee(s) in accordance with Section 2.2(i)(i) above.

(j)            The Shareholders agree that all Key Employees of the Company shall be professional executives and shall have sufficient qualifications for the position for which they have been nominated, as validated conclusively, in the case of a dispute as to the qualifications of any such person, by an Executive Search Firm selected by the Board.

(k)         The Parties agree to cause the Board to establish an executive committee which shall be responsible for the management of matters in the ordinary course of business of the Company (the “Executive Committee”). The Executive Committee shall be comprised of five members.  For as long as the Fintech Parties hold the Minimum Shareholders Amount or there is a Veto Third Party Shareholder, the Fintech Parties and/or the Veto Third Party Shareholder, as applicable, shall designate the corresponding number of members of the Executive Committee.  For as long as the CVH Parties satisfy the CVH Majority Ownership Requirement, the CVH Parties shall designate three (3) members of the Executive Committee. In the event that the Fintech Parties cease to hold the corresponding Minimum Shareholders Amount, and there is no Veto Third Party Shareholder, the Board shall designate the remaining members or, at its discretion, dissolve the Executive Committee. If the CVH Parties cease to satisfy the CVH Majority Ownership Requirement but continue to hold the Minimum Shareholders Amount, the fifth member of the Executive Committee shall be designated by the Shareholder holding the largest quantity of Company Shares.

(l)             The Executive Committee shall meet at least once every two (2) weeks. In addition, management shall provide the Executive Committee with prior notice of all press releases and other communications (regardless as to whether such press releases or other communications are in writing or delivered orally) whether released to the public or a Governmental Entity, to the extent such press releases or other communications relate to the business, operations or transactions of the Company, its Significant Subsidiaries or its Shareholders, other than the communications, applications and filings made by the Company or by any Controlled Company with a Government Entity in the ordinary course of business (“Company Communications”).  Each Company Communication shall be subject to the prior approval of the Executive Committee.  The Executive Committee shall adopt decisions by majority vote of its members; provided that such majority must include the affirmative vote of at least one of the members of the Executive Committee (if any) designated by each of the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable. In the event that such majority cannot be reached with respect to any matter it shall be brought to the attention of the Board by any member of the Executive Committee, and shall be included in the agenda of the first meeting of the Board to take place after such matter is communicated to the Board.  If any matter related to a Veto Matter or a Related Party Transaction is submitted to the Board for its approval, the Board shall act in accordance with the terms of this Agreement.  For the avoidance of doubt, only Veto Matters shall be subject to the qualified majority procedures of Section 2.3(a).  The Parties further agree that until such time as the Executive Committee has been established, the internal organizational structure and committees of the Board in place as of the Merger Effective Date shall continue in full force and effect, including the Operations Committee (Comité de Operaciones) and the Administrative Council (Consejo de Administración), whose responsibilities will subsequently be assumed by the Executive Committee upon its creation.

SECTION 2.3.  Matters for Consideration by the Board.  (a) The Board shall act by majority of Directors attending the meeting, except with regard to the following matters, which shall be considered by the Board and shall not be approved without the affirmative vote of one (1) or more of the Directors nominated by (x) the CVH Parties, (y) the Fintech Parties or the Veto Third Party Shareholder; provided that if the members of the Board designated by any two of the parties referred to in (x), (y) or (z) above fail to attend a meeting of the Board duly convened to resolve on any such matter and the members of the

Board designated by the CVH Parties, or the Fintech Parties or the Veto Third Party Shareholder, as applicable, would have approved such matter, a second meeting of the Board shall be convened in the manner contemplated by the Bylaws.  All Directors will be given notice of such second meeting by the chairman or the vice-chairman of the Board and of the Veto Matters as to which no decision could be reached.  In the event that any Director whose affirmative vote would be required to approve a decision under this Section 2.3 notifies the chairman or the vice-chairman of the Board prior to such second meeting that it opposes the approval of any such Veto Matter, the second meeting will either be indefinitely adjourned or no decision approving such Veto Matter will be adopted at such meeting.  If the chairman of the Board receives no such notice from a Director, a Director’s failure to attend or vote against the approval of such matter will be deemed and treated for all purposes hereunder as an affirmative vote of such member with respect to such matter.  The Company, upon becoming a party hereto, shall agree that it shall not take any action with respect to any of the following matters (or permit any Controlled Company to take any such action) unless it has been approved in accordance with the foregoing; provided that if, at any time, the CVH Parties, the Fintech Parties or such Veto Third Party Shareholder, in all cases together with all of their respective Permitted Transferees, shall hold less than the Minimum Shareholders Amount, then the approval of the matters described in this Section 2.3 shall not require the affirmative vote of any director nominated by the CVH Parties or the Fintech Parties or such Veto Third Party Shareholder, as the case may be:

(i)                                     any amendment, modification, supplement or replacement of the bylaws or any other organizational documents of the Company or any  Controlled Company except for the approval of the amendment of the  bylaws of the Company which shall be made in order to reflect the terms and conditions set forth in this Agreement.

(ii)                                  any material change in the conduct of the business conducted by the Company or any Controlled Company on the Effective Date which is not related to the delivery of video, telephone, data and related services, or any new services undertaken by similar companies in other markets, and other businesses reasonably related thereto;

(iii)                               the hiring of any Key Employee that has not been designated in accordance with Section 2.7 hereof and the dismissal with or without cause of the CFO and Internal Auditor;

(iv)                              any change in the Company’s or any Controlled Company’s independent auditors or tax advisors, other than the appointment of Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG or EY;

(v)                                 the creation of any committee of the Board or the board of directors of any Controlled Company or the expansion or reduction of the powers of the Board or of any existing committee of the Board or the board of directors of any Controlled Company;

(vi)                              the merger or consolidation of the Company or any Controlled Company in one transaction or in a series of related transactions, or the acquisition by the Company or any Controlled Company using Capital Stock of the Company or any Controlled Company as consideration therefore, of assets (including Capital Stock or other securities) other than a merger of the Company with CVH where; (1) the Company is the surviving entity of the merger, (ii) no assets or liabilities are transferred to the Company other than Company Shares and existing liabilities (net of cash and cash equivalents) of CVH not to exceed U.S.$1,000,000 in the aggregate, (iii) none of the remaining Shareholders of the Company is diluted in economic or voting rights by the exchange ratio (relación de cambio) of shares issued by CVH for shares issued by the Company or in any other manner as a result of the merger and (iv) the merger qualifies as a tax-free corporate reorganization under Argentine law;

(vii)                           any acquisition by the Company or any Controlled Company in one transaction or in a series of transactions (other than with a Subsidiary of the Company) of assets (including Capital Stock or other securities) unless such acquisition involves aggregate payments or assets having a Fair Market Value not in excess of U.S.$50 million;

(viii)                        any disposition by the Company or any Controlled Company in a transaction (other than with a wholly-owned (other than qualifying shares) Subsidiary of the Company) where the Fair Market Value of the assets disposed of exceeds U.S.$30 million, except in the case of any disposition required by the mandate of a competent Governmental Authority;

(ix)                              the issuance, grant, offer, sale, acquisition, redemption or purchase by the Company or any Controlled Company of shares of any class or series of its Capital Stock or other equity securities, or any securities convertible into or exercisable or exchangeable for, or options, warrants, or rights of any kind to subscribe to or acquire, any shares of any class or series of its Capital Stock or other equity securities, or any split-up, subdivision, recapitalization, combination or reclassification of the Capital Stock of the Company or any Controlled Company or the entering into of any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(x)                                 the adoption of any stock compensation plan for management of the Company that would provide for the issuance of any securities or rights at less than Fair Market Value or that, upon issuance or exercise, would represent, in the aggregate with any Company Stock previously delivered, the greater of two percent (2%) of the Company’s Capital Stock or U.S.$5 million;

(xi)                              the filing by the Company or any Controlled Company of a concurso or an acuerdo preventivo extrajudicial under the Argentine bankruptcy law or a petition under any other Argentine, United States or other bankruptcy or insolvency law, or the admission in writing of the bankruptcy, insolvency or general inability of the Company or any Controlled Company to pay its debts as they become due; provided, that no supermajority approval shall be required in the event that prior to any such filing relief is entered in respect of the Company or a Controlled Company as to which any petition or order for relief in an involuntary insolvency proceeding has been filed, insofar as such involuntary proceeding petition has not been filed by any of the Shareholders (or any of their Affiliates) that has not designated the Director opposing the decision to make such filing pursuant to this Section 2.3(a) or any Affiliate of any such Shareholder;

(xii)                           the incurrence of Indebtedness for borrowed money by the Company or any Controlled Company, other than Indebtedness that, when added to all other outstanding Indebtedness of the Company and its Controlled Companies (net of any cash escrows dedicated solely to repay Indebtedness) does not exceed three (3) times the Company’s consolidated EBITDA for the last period of twelve (12) months immediately preceding such incurrence of Indebtedness for which consolidated financial statements of the Company are available;

(xiii)                        the creation or imposition of any Encumbrance on any assets of the Company or any Controlled Company having a Fair Market Value in excess of U.S.$30 million except for those encumbrances specifically approved as part of the authorization of capital expenditures or acquisitions;

(xiv)                       the making of any loan or advance to any Person or the guaranteeing of the obligations of any Person, other than or (A) any guaranty of indebtedness of a Subsidiary permitted to be incurred under Section 2.3(a)(xii) hereof, (B) any commercial advances for which prior approval has been obtained in connection with projects approved pursuant to clause (xvi) or (viii) or (C) any commercial advance to providers or suppliers of the Company or a controlled Company the amount outstanding of which does not exceed in the aggregate U.S.$ 20 million in any one transaction or in any series of  transactions;

(xv)                          the making of Capital Expenditures in any given fiscal year not expressly contemplated in a Business Plan or Annual Budget in excess of, in the aggregate, an amount equal to U.S.$45 million, excluding Requisite Expenditures; provided that, except as contemplated in a Business Plan or Annual Budget approved by the Board taking into account other provisions of this Section 2.3(a), the making of any Capital Expenditures (other than Requisite Expenditures) shall only be permitted (x) if dividend payments in accordance with the Dividend Policy have not been, or are not being, made or (y) if the Company has not complied, or is not complying, with the Dividend Policy, with the affirmative vote of at least one of the directors nominated by the Fintech Parties or the Veto Third Party Shareholder;

(xvi)                       the entering into of any contract or other arrangement not contemplated in a Business Plan or Annual Budget approved in accordance with (xxiii) pursuant to which the Company or any Controlled Company is required to make payments in excess of (A) U.S.$5 million in respect of any transaction or series of transactions not in the ordinary course of business and (B) U.S.$30 million in respect of any transaction or series of transactions in the ordinary course of business, in each case not subject to any other clause of this Section;

(xvii)                    any transaction with an Affiliate of a Shareholder that does not comply with Section 2.2(i);

(xviii)                 the consolidation of the operations of the Company or any Controlled Company unless such consolidation would not result in (A) dilution in economic or voting rights of any Shareholder or (B) the consolidation of any Person with a negative net worth;

(xix)                       any increase, in any fiscal year, (i) in the compensation of the CEO in excess of 10% in real terms after taking into consideration the effects of inflation in U.S. dollars or Argentine Pesos depending on the currency on which the relevant compensation is denominated, and (ii) in the compensation of Key Employees of the Company and its Controlled Companies, if after such increase the annual remuneration of such Key Employee for such fiscal year exceeds 80% of the annual compensation in real terms of the CEO for such fiscal year.

(xx)                          the entering into of any new line of business or the discontinuance of any significant line of business of the Company or any Controlled Company;

(xxi)                       the entering into of any contract or other arrangement or agreement that imposes any restriction or condition on the payment of dividends or any other distribution to Shareholders that would prevent compliance with the Dividend Policy;

(xxii)                    the filing, application or request for any approval of the de-registration of securities with domestic or international governmental entities or the delisting of equity securities in domestic or international securities markets;

(xxiii)                 the establishment, adoption or modification of the Business Plan or the Annual Budget of the Company provided in Section 2.3(b).

For the avoidance of doubt, any transaction contemplated in a Business Plan or Annual Budget that has been duly approved by the Board taking into account the provisions of this Section 2.3(a) shall be deemed to have been duly approved for the purpose of any other clause of this Section 2.3(a).

(b) No later than twenty (20) days prior to the end of each fiscal year, management shall submit to the Executive Committee the consolidated Annual Budget and the Business Plan for the Company and its Controlled Companies for the following fiscal year. The consolidated Annual Budget and the Business Plan shall establish, inter alia, (1) the minimum projected indebtedness of the Company, (2) the maximum amount of Capital Expenditures for each type of Capital Expenditure, (3) the maximum amount of operating expenses in terms of margin over sales or a maximum amount of operating expenses, (4) the minimum amount of cash and cash equivalents to be maintained by the Company, and (5) the projected availability of cash to pay dividends and the amount of dividends to be distributed; provided that the first Business Plan and consolidated Annual Budget of the Company and its Controlled Companies following the Merger Effective Date (x) shall be prepared in consultation with the Parties, (y) shall be subject to the mutual agreement of the Parties, and (z) shall cover (i) the interim period starting on the Merger Effective Date and ending the same day as the fiscal year on which the Merger Effective Date occurs, and (ii) the immediately following three fiscal years in respect of the Business Plan and the immediately following fiscal year in respect of the Annual Budget; provided further that (A) for as long as the Parties have not mutually agreed upon such first Business Plan and consolidated Annual Budget of the Company and its Controlled Companies, the Company shall use the combined business plans and annual budgets of TEO and Cablevisión existing as of the Merger Effective Date solely for purposes of continuing  operations, provided that only up to the Category Reallocation Percentage of any amounts allocated to a specific line item of the corresponding Category in the Annual Budgets of TEO and Cablevisión that remain unused at the end of such fiscal year as a direct result of the synergies resulting from the Merger or the Merger itself may be redirected to a different line item of the same Category of either TEO or Cablevision without the prior approval of each Party hereto; and (B) for so long as the Parties have not mutually agreed upon  any subsequent Business Plan or consolidated Annual Budget, the Company shall conduct its operations under the most recently approved business plan and consolidated annual budget as adjusted to reflect the effects of inflation in U.S. dollars or Argentine Pesos on the items denominated in either currency, as applicable.

(c) The Parties shall take such measures as may be required to cause the Company to implement the Dividend Policy as the same may be modified from time to time with the written consent of the Fintech Parties, provided that they hold in the Aggregate the applicable the Minimum Shareholders Amount, and any Veto Third Party Shareholder.

Notwithstanding anything to the contrary in this Agreement, for as long as any Bono de Goce Clase A remains outstanding, the Fintech Parties may require the Company to make dividend payments up to the maximum amount permitted by law  and the CVH Parties shall vote in favor of such decision.

SECTION 2.4.                  Shareholder Voting. With respect to any matter described in Section 2.3(a)(i)-(xxiii) (a “Veto Matter”) that is brought to a vote of the Shareholders, the approval of such Veto Matter shall require the affirmative written vote of each Shareholder party to this Agreement owning (together with its Permitted Transferees) the Minimum Shareholders Amount (a “Veto Shareholder”).  At least five Business Days prior to any Shareholders’ meeting at which a vote on a Veto Matter is scheduled to occur, the Veto Shareholders shall notify the other Veto Shareholders of their vote on such Veto Matter.  If the Veto Shareholders are not unanimous in their approval of such Veto Matter, or if at least one of the Veto Shareholders has failed to notify the other Veto Shareholders of its vote on such veto Matter, each Veto Shareholder shall oppose such matter at the shareholders meeting unless the Veto Shareholder that failed to notify the other Veto Shareholders of its vote on such matter votes in favor of the approval of such Veto Matter at such meeting.  If all Veto Shareholders are in unanimous agreement to approve such Veto Matter, they shall vote accordingly at the Shareholders’ meeting.  If the Veto Shareholders are not unanimous in their approval of such Veto Matter, or if one of the Veto Shareholders has failed to notify the other Veto Shareholders of its vote on such matter, each Veto Shareholder shall oppose such matter at the shareholders meeting unless the Veto Shareholder that failed to so notify the other Veto Shareholders votes in favor of the approval of such Veto Matter at such meeting.  The Company, upon becoming a party hereto, shall not take any action or permit a Controlled Company to take any action with respect to a Veto Matter that has been brought to a vote of the Shareholders unless the Veto Shareholders have voted unanimously to approve such matter.  For so long as CVH owns a beneficial interest, directly or indirectly, in VLG, in the event that a matter other than a Veto Matter is brought to a vote of the Shareholders, VLG shall only participate in such meeting of Shareholders if any Company Shares held by VLG shall be voted as instructed by CVH or otherwise not attend such meeting. The agenda for any Shareholders’ meeting shall not include a Veto Matter and a matter other than a Veto Matter under the same point of the agenda for such Shareholders’ meeting.

SECTION 2.5.  Board Meetings.  The Board will meet at least on a quarterly basis.  All Board meetings will be conducted in accordance with this Agreement, the bylaws of the Company and Argentine law.

SECTION 2.6.  Cooperation. Except where otherwise expressly provided herein, each Shareholder shall vote its Company Shares or cause its Company Shares to be voted and use its reasonable best efforts to cause its Director Designees to vote and shall, as necessary or desirable, attend all meetings in person or by proxy for purposes of obtaining a quorum, and execute all written consents in lieu of meetings, as applicable, in furtherance of the provisions of this Article II.

SECTION 2.7.  Election of Management. The parties agree that the Key Employees of the Company, shall be appointed in accordance with this Section 2.7.

(a)         CEO and Key Employees. For as long as the CVH Parties satisfy the CVH Majority Ownership Requirement, the CEO and any other Key Employee (other than the CFO and the Internal Auditor) to be designated by the Board of the Company shall be a person proposed by CVH, provided that Fintech Advisory, for as long as the Fintech Parties hold the corresponding Minimum Shareholders Amount, or the Veto Third Party Shareholder, if applicable, shall have a veto right over any such designee, which may be exercised with or without cause, in respect of the first two (2) persons proposed by CVH to fill any vacancy of such positions at any given time.  In the event that Fintech Advisory (or the Veto Third Party Shareholder, if applicable) exercises its veto rights in respect of the first two (2) persons proposed by CVH to fill any vacancy of such positions, the Chairman of the Board shall select an Executive Search Firm to conduct a professional search for the best three (3) candidates available at such time to fill such vacant position and the Board members that were nominated by CVH shall be entitled to nominate one (1) of the three (3) candidates proposed by the Executive Search Firm as the person to be appointed by the Board to such vacant position.

(b)         CFO and Internal Auditor.  For as long as Fintech Parties hold the corresponding Minimum Shareholders Amount, or a Shareholder qualifies as the Veto Third Party Shareholder at such time, the CFO and the Internal Auditor of the Company to be designated by the Board of the Company shall be a person proposed by Fintech Advisory or the Veto Third Party Shareholder, as applicable, provided that CVH, for as long as the CVH Parties satisfy the CVH Majority Ownership Requirement shall have a veto right, which may be exercised with or without cause, in respect of the first two (2) persons proposed by Fintech Advisory or the Veto Third Party Shareholder, as applicable, to fill the vacancy of the respective position at any given time.  In the event that CVH exercises its veto rights in respect of the first two (2) persons proposed by Fintech Advisory or the Veto Third Party Shareholder, as applicable, to fill any vacancy of such positions, the Vice-Chairman of the Board shall select an Executive Search Firm to conduct a professional search for the best three (3) candidates available at such time to fill such vacant position and the Board members that were nominated by Fintech Advisory or the Veto Third Party

Shareholder, as applicable, shall be entitled to nominate one (1) of those three (3) candidates as the person to be appointed by the Board as CFO or Internal Auditor, as the case may be.

SECTION 2.8.  CVH Trust. (a) The Parties shall create a voting trust (the “CVH Trust”) and enter into a trust agreement to implement the provisions of this Section 2.8. (the “CVH Trust Agreement”).

(b)         The Fintech Parties jointly and severally undertake to contribute to the CVH Trust a number of Class A Company Shares (the “Class A Trust Shares”) equal to the difference of (x) the number of Company Shares that represent 50% of all Company Shares plus two (2) Company Shares, minus (y) the sum of (i) the number of Company Shares to be held by the CVH Parties in the aggregate as a result of the Merger as of the consummation of the Merger pursuant to the Preliminary Merger Agreement plus (ii) the number of Company Shares to be held by the CVH Parties in the aggregate on the closing of the Call Option Agreement, but in no event exceeding the number of Company Shares held by the CVH Parties.  For the avoidance of doubt, the Fintech Parties shall only be obligated to make one (1) contribution of Class A Trust Shares pursuant to this Section 2.8(b), regardless of the number of Company Shares held by the CVH Trust or the CVH Parties thereafter.

(c)          The CVH Parties shall contribute to the CVH Trust a number of Class D Company Shares (the “Class D Trust Shares” and, together with the Class A Trust Shares, the “Trust Shares”) equal to the number of Class A Trust Shares, at any given time.

(d)         CVH shall have the right to designate one of the co-trustees of the CVH Trust and FT shall have the right to designate the other co-trustee.  The initial co-trustee designated by CVH shall be Mr. Héctor Horacio Magnetto (“HHM”) and the initial co-trustee designated by FT shall be Mr. David Martínez (“DM”). Each of CVH and FT shall be entitled to designate a replacement for its respective co-trustee; provided that CVH may only replace HHM as co-trustee with either Mr. José Antonio Aranda (“JAA”) or Mr. Lucio Rafael Pagliaro (“LP”), and FT may only replace Mr. DM with the president, the chief operating officer, or the general counsel of Fintech Advisory (the “Eligible Substitutes”); provided further that, Mr. HHM, Mr. JAA and Mr. LP will be eligible to serve as, or replace Mr. HHM as, co-trustee (the “Trustee Condition”) only if each of the following conditions are satisfied: (i) only one or more Permitted Holders own 100% of the equity of Dominio; (ii) Dominio and/or one or more Permitted Holders, individually or collectively, Control CVH and (iii) the CVH Parties, hold, directly or indirectly, the Minimum CVH Threshold, as applicable. The co-trustees shall be entitled and obligated to exercise the voting rights of the Class A Trust Shares and the Class D Trust Shares pursuant to the terms of  the CVH Trust Agreement and in accordance with this Agreement.

(e)          The CVH Trust shall terminate automatically and immediately upon the earlier to occur of (the “CVH Trust Termination Event”) (x) on June 30, 2030 and (y) upon the occurrence of an Anticipated Termination Event (as defined below) and the Trust Shares shall be delivered immediately to FT and to CVH respectively. “Anticipated Termination Event” shall occur upon any of the following events: (i) any Person other than a Permitted Holder acquires an equity interest in Dominio; (ii) Dominio Ceases to control CVH; (iii) the CVH Parties cease to hold the Minimum CVH Threshold, as applicable; (iv) CVH in its absolute discretion provides notice to each of the co-trustees that the CVH Trust is to be terminated; or (v) in case of an alleged breach by the CVH Parties or by the co-trustees appointed by CVH under and Section 2.2, Section 2.3, Section 2.4 or Article IV of this Agreement, which breach must be notified in writing to the CVH Parties providing for a 30 day period to cure such breach or provide reasonable explanations, the date on which an award is rendered with respect to a Dispute arisen as a result of such breach and following an arbitration with respect to such Dispute initiated in accordance with Section 7.12 hereof establishing that such CVH Party or CVH Parties have failed to honor their obligations to the Fintech Parties under and Section 2.2, Section 2.3, Section 2.4 or Article IV of this Agreement (provided that, for the avoidance of doubt, irrespective of whether any arbitration with respect to the termination of the CVH Trust has been initiated or finalized prior to June 30, 2030, on June 30, 2030 the parties agree to terminate any such arbitration and lift any injunctions or precautionary measures that may have been put in place prior to such date and the CVH Trust will terminate in accordance with the first sentence of this Section 2.8(e)).

(f)           Except in respect of any vote concerning a Veto Matter, each of the Parties agrees that the Trust Shares shall be voted by the co-trustee designated by CVH in the same manner that CVH votes its Company Shares with respect to any decision brought to a shareholder vote; provided that in respect of any vote concerning the election of the members of the Board or other corporate bodies of the Company, in the event that CVH does not comply with the terms of this Agreement with respect to such election, the co-trustees appointed by CVH and FT shall abstain from voting the Trust Shares. In respect of any vote concerning a Veto Matter, each of the Parties agrees that the Trust Shares shall be voted at the discretion of the co-trustee designated by FT.

(g)          In the event that the CVH Parties acquire directly or indirectly additional Company Shares at any time following the contribution of the Class A Trust Shares by the Fintech Parties to the CVH Trust pursuant to Section 2.8(b), an equivalent number of Class A Trust Shares and an equivalent number of Class D Trust Shares shall be released from the CVH Trust to the Fintech Parties and the CVH Parties, respectively.

(h)         The CVH Trust Agreement shall be negotiated in good faith by CVH and Fintech Advisory based on preliminary versions exchanged hereof prior to the date hereto.

SECTION 2.9.  Parties Prior Meetings.

(a)         Prior to any meeting of the Shareholders, Board of Directors or any committee, other than a meeting of the Internal Audit Committee or the Audit Committee (Comité de Auditoría), if any, of the Company, and of any of the Subsidiaries, the CVH Parties, the Fintech Parties or the Veto Third Party Shareholder, as applicable, through their representatives, shall have the right, in the case of any meeting concerning a matter that is not a Veto Matter, and the obligation, in case of any meeting concerning a matter that is a Veto Matter pursuant to Section 2.3(a), to convene the other Party in a meeting of the Parties (a “Parties Prior Meeting”) to define the manner in which they, or their respective representatives, will exercise their respective vote at such meeting in accordance with the provisions set forth in this Agreement.  Absent an agreement with respect to such Veto Matter, each of the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable, agrees (i) not to convene a meeting of the Shareholders, Board of Directors or any committee (other than a meeting of the Internal Audit Committee or the Audit Committee, if any), and  (ii) if convened, as the case may be, by any other shareholder or Director not nominated by the CVH Parties or the Fintech Parties (or the Veto Third Party Shareholder, as applicable), to vote, and to cause their respective representatives to vote or take any action, at the relevant meeting only in strict compliance with the decisions discussed at the Parties Prior Meeting.

(b)         The CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable, or either of their respective representatives may call a Parties Prior Meeting by providing prior written notice, either by fax or registered mail, to all the addresses listed in Section 7.10, at least five (5) days prior to the proposed date of such Parties Prior Meeting, which shall take place at least forty-eight (48) hours before the relevant meeting of the Shareholders, the Board or the applicable committee, which notice shall set forth a list of the subjects to be examined at the Parties Prior Meeting and the location of the Parties Prior Meeting (such notice, the “Parties Prior Meeting Notice”).  The Parties Prior Meeting shall meet at the location indicated in the Parties Prior Meeting Notice; provided that if any of the CVH

Parties or the Fintech Parties or the Veto Third Party Shareholder, if applicable, or their respective representatives so requests, the Parties Prior Meeting shall meet through video conference or teleconference.

(c)          Notwithstanding Section 2.9(b) above, if, for any reason, the meeting of Shareholders, the Board or any committee is called with less than five (5) days prior notice, under the terms of the relevant Bylaws, and if a Party requests a Parties Prior Meeting, such Parties Prior Meeting shall take place as early as possible before such meeting of the Shareholders, the Board or the applicable committee.

(d)         The Parties shall appoint five (5) representatives to attend each Parties Prior Meeting.  For so long as the CVH Majority Ownership Requirement is satisfied, the CVH Parties shall appoint three (3) representatives, and the Fintech Parties, or the Veto Third Party Shareholder, as applicable, shall appoint two (2) representatives, and thereafter, the Shareholder with the highest Agreement Ownership Percentage shall appoint three (3) representatives and the Shareholder with the second highest Agreement Ownership Percentage shall appoint two (2) representatives.  If any of the representatives appointed by the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable, do not attend the meeting, a second meeting will be automatically scheduled for twenty-four (24) hours following the initial meeting, at the same time and place, or via the same video conference or teleconference bridge.

(e)          The resolutions of the Parties Prior Meeting shall be adopted by the affirmative vote of the majority of the representatives attending the Parties Prior Meeting, except that in case of any resolution related to a Veto Matter, such resolution shall be adopted only by unanimous consent of all of the appointed representatives of the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable, including, for the avoidance of doubt, the representatives that are not present at the applicable Parties Prior Meeting.  In lieu of convening a Parties Prior Meeting, the Parties may adopt any resolution by unanimous consent, confirmed by correspondence (fax, telex, etc.) by each of the representatives appointed by the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable.

(f)           The Fintech Parties will appoint the secretary of each Parties Prior Meeting in order to draft the minutes of the Parties Prior Meeting, which shall be in English and shall set forth the resolutions adopted during the meetings of Parties Prior Meeting. The minutes shall be signed by the representatives of the CVH Parties and the Fintech Parties or the Veto Third Party Shareholder, as applicable, who attend the Meeting prior to the relevant meeting of the Shareholders, the Board or the applicable committee for which such Parties Prior Meeting was convened, and shall constitute the mutual and irrevocable agreement of the Parties with respect to the matters set forth therein and shall be binding upon the parties.

(g)          Should the representatives attending a Parties Prior Meeting fail to reach a resolution on any Veto Matter (“Deadlock”), the following procedure shall apply:

(i)                                     the matter in relation to which the Deadlock arose shall not be discussed by the relevant meeting of the Shareholders, Board or applicable committee and the CVH Parties and  the Fintech Parties or the Veto Third Party Shareholder, as applicable, shall reconvene in a new Party’s Prior Meeting within five (5) days from the date on which the Deadlock arose to discuss and resolve the Deadlock and shall promptly call the new relevant meeting of the Shareholders, the Board or the applicable committee;

(ii)                                  in the event that the representatives attending the new Parties Prior Meeting fail to resolve the Deadlock, the respective chairmen of CVH and Fintech Advisory, or the Veto Third Party Shareholder, if applicable,  shall meet within ten (10) days from the date of such new Parties Prior Meeting to reach a resolution;

(iii)                               in the event that the Chairmen of CVH and Fintech Advisory, or of the Veto Third Party Shareholder, if applicable, fail to resolve the Deadlock, the matter shall not be included for consideration at the meeting of the Shareholders, the Board or the applicable committee until an agreement is reached between the Parties.

ARTICLE III

REPORTS, INSPECTION RIGHTS AND
OTHER FINANCIAL MATTERS

SECTION 3.1.  Right to Inspect Records.

(a)         The Company shall (a) permit each Shareholder party to this Agreement to inspect and examine the books, records, files, long term and other business plans and other documents of the Company and each Controlled Company upon reasonable notice to the Company and at reasonable times and in a manner so as not to unreasonably disrupt the business operations of the Company or any Controlled Company, and (b) shall provide to each Shareholder party to this Agreement any and all information reasonably requested by it in order to comply with any legal, tax or regulatory requirements applicable to such Shareholder

SECTION 3.2.  Financial Reporting.  The Company shall furnish to the Shareholder party to this Agreement, in English and Spanish:

(a)         as soon as available, and in any event within ninety (90) days after the end of each fiscal year:  (i) an audited balance sheet of the Company and its consolidated subsidiaries as of the end of such fiscal year, together with the related statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with IFRS and certified by the Company’s auditor; and (ii) any related management letters from such auditor;

(b)         as soon as available, and in any event within sixty (60) days after the end of each quarter in each fiscal year (other than the last quarter in each fiscal year) (i) an unaudited balance sheet of the Company and its consolidated subsidiaries and the related statements of income, stockholders’ equity and cash flows, prepared in accordance with IFRS (except that such unaudited financial statements need not contain all of the required footnotes and may be subject to normal, recurring year-end adjustments), and (ii) a copy of any certification delivered by the CFO to the Company’s auditor regarding such unaudited balance sheet and related statements of income, stockholders’ equity and cash flows;

(c)          as soon as available, and in any event no later than twenty (20) days prior to the start of each fiscal year, capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Controlled Companies in respect of such fiscal year and an Annual Business Plan, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing; and

(d)         any other information which any of the Shareholders party to this Agreement may reasonably request in order to prepare its regulatory filings and financial statements.

SECTION 3.3.  Shareholder Meeting with Management. The parties agree to cause the Company to establish a regular and periodic schedule of meetings of the senior management of the Company with the Shareholders entitled to make a Director Designation of at least one Director pursuant to Section 2.2. hereof to keep the Shareholders updated on the ordinary course of business operations of the Company at which meetings all the Shareholders may attend and receive the same information to the extent such information is not in violation of any applicable public disclosure requirements.

SECTION 3.4.  Ethical Business Practices.  The Company and each Shareholder party to this Agreement agrees, severally and not jointly, not to offer or give on behalf of the Company or any Controlled Company or any Shareholder, either directly or through any other Person, including any officer, director, employee or agent of the Company or any Controlled Company or any Shareholder, any money or anything else of value to any government official, including any official of a Governmental Entity and any member of the government, any political party or official thereof, or any candidate for political office (collectively and individually hereinafter referred to as an “Official”) or  any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Official for the purpose of any of the following: (A) (i) influencing any action or decision of such Official, in his, her or its official capacity, (ii) inducing such Official to do or omit to do any act in violation of the lawful duty of such Official, or (iii) securing any improper advantage; or (B) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to assist the Company or any Controlled Company or any Shareholder in obtaining or retaining business for or with, or directing business to, any Person.

ARTICLE IV

TRANSFER OF COMPANY SHARES

SECTION 4.1.  General Restriction on Transfers; Transfers to Permitted Transferees.

(a)         No Shareholder shall Transfer any of its Company Shares during the term of this Agreement other than as permitted in and after complying with this Article IV.  Any purported Transfer of Company Shares in violation of this Agreement shall be void and ineffectual and the Company shall not record or permit to be recorded such Transfer on its stock transfer books or other records.  If, notwithstanding the preceding sentence, any such Transfer is held by a court of competent jurisdiction to be effective, then the provisions of this Article IV shall apply to the transferee and to any subsequent Transfer of all or any part of the transferred Company Shares as fully as if the transferee were a party to this Agreement.  Each certificate representing any Company Shares (other than Class B Stock) registered in the name of a Shareholder shall bear a legend in substantially the following form (or, if any Company Shares (other than Class B Stock held by a Shareholder) are in book-entry form, the Company shall make a notation in its records as to such Company Shares to the following effect):

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT, DATED JULY 7, 2017 (AS AMENDED FROM TIME TO TIME), BY AND AMONG THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY NAMED THEREIN, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY IN BUENOS AIRES, ARGENTINA.  THE SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THESE SHARES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT.”

(b)         Any Shareholder may Transfer all or any part of its Company Shares to a Permitted Transferee; provided that such Permitted Transferee becomes a party to this Agreement and agrees to be bound by all of the terms and conditions hereof.  Upon becoming a party to this Agreement, such Permitted Transferee shall, as to the Company Shares so acquired, be substituted fully for and shall enjoy the same rights and be subject to the same obligations as the Shareholder from whom it acquired such

Company Shares.  CVH shall cause any Permitted Holder that acquires Company Shares to execute and deliver to the parties hereto an instrument, in form and substance reasonably satisfactory to the parties hereto, by which such Permitted Holder agrees  that it shall be bound by, and take such Company Shares subject to, the rights, obligations and restrictions set forth in this Agreement.

(c)          Except as provided in Section 4.1(b), the parties agree that (i) any Transfer by any CVH Party, FT, FIA or any other Shareholder, of any of its interest in any Vehicle of CVH, FT, FIA or such other Shareholder, as the case may be, which at any time owns directly or indirectly Company Shares, (ii) the Transfer by Dominio of the Capital Stock of CVH that would result in a change of Control of CVH or (iii) the Transfer by Fintech Advisory of the Capital Stock of FT or FIA that would result in a change of Control of FT or FIA, shall, for purposes of this Agreement, be deemed to be a Transfer of Company Shares equal to that number of Company Shares which represents the indirect ownership interest in the Company Transferred by the relevant Shareholder, and the other Shareholders, as the case may be, shall have the right (A) to purchase Company Shares, as the case may be, as set forth in Section 4.2 and (B) to sell Company Shares, as the case may be, as set forth in Section 4.3 in connection with such Transfer.

(d)         In the event that any Shareholder reaches a binding agreement with any Person or group of Persons (other than a Shareholder) making a bona fide offer to purchase shares of a Subsidiary of CVH, FT or FIA or of the Veto Third Party Shareholder, at a time when such Subsidiary is not a Vehicle (“Non Vehicle Subsidiary”), such Shareholder shall require such Person to make a separate offer and agreement regarding the proportionate number of Company Shares underlying the interests of such Non Vehicle Subsidiary to be purchased, which separate offer and agreement shall be subject to Section 4.2, as applicable, and which shall not be for less on a per Company Share basis than the Per Share Price.  For purposes of this Section, the aggregate with respect to Company Shares held by any Non Vehicle Subsidiary, shall be equal to (I) (a) the Fair Market Value of the Company Shares held by such Non Vehicle Subsidiary divided by the Fair Market Value of all of the assets of such Non Vehicle Subsidiary, multiplied by (b) the value of the offer with respect to the shares of the to be purchased. In the event that the bona fide offer is an offer to purchase both interest in the Non Vehicle Subsidiary and Company Shares, for purposes of calculating the Per Share Price, such Company Shares shall be deemed to be assets held by the Non Vehicle Subsidiary, and a separate offer and agreement shall be made respecting such Company Shares, which separate offer and agreement shall be subject to Section 4.2, as applicable.

(e)          The provisions of Section 4.2 and Section 4.3 shall not apply to any (i) Transfer of Company Shares effected on an internationally recognized securities exchange or automated quotation system, other than if sold as a block trade and (ii) Transfer of Company Shares by (x) the CVH Parties to the Fintech Parties or (y) the Fintech Parties to the CVH Parties.  Prior to effecting a Transfer of Class A Capital Stock or Class D Capital Stock to any Person that shall not be bound to become a party to this Agreement, the Shareholder proposing to effect such Transfer shall request the conversion of such Class A Capital Stock or Class D Capital Stock, as applicable, to Class B Capital Stock.  Any transfer of Company Shares in violation of this Section 4.1(e) shall be void and ineffectual and the Company shall not record or permit to be recorded such Transfer on its stock transfer books or other records.

(f)           Notwithstanding the foregoing, (i) if any Shareholder is (A) required by a court of other Governmental Entity of competent jurisdiction or authority to divest any of its Company Shares by reason of any law hereinafter promulgated that regulates the foreign ownership of companies such as the Company, or (B) advised by legal counsel of recognized standing in Argentina that, in the opinion of such counsel, any law or decision requires such divestiture, and such Shareholder, using commercially reasonable efforts, cannot otherwise comply with such law or comply with or have reversed such decision, then the provisions of Section 4.3 will not apply to any sale of any Company Shares by such Shareholder in connection with compliance with such law or decision, and (ii) if any Shareholder is advised by legal counsel of recognized standing in Argentina that, in the opinion of such counsel, any

Argentine law or decision requires such Shareholder to divest its Company Shares or otherwise prohibits the exercise by such Shareholder of its rights hereunder, and such Shareholder, using commercially reasonable efforts, cannot otherwise comply with such law or comply with or have reversed such decision, such Shareholder shall be entitled to sell its Company Shares without regard to the provisions of Section 4.3.

(g)          If any Class A Shareholder or Class D Shareholder has been advised by legal counsel of recognized standing in Argentina that, in the opinion of such counsel, any draft law, regulation or decision in a proceeding involving such Shareholder is reasonably likely to require such Shareholder to divest any of its Company Shares, and such Shareholder, using commercially reasonable efforts, would not otherwise be able to comply with such law, regulation or decision then such Class A Shareholder or Class D Shareholder, as the case may be, shall be permitted to transfer all but not less than all of the Company Shares held by them (the “Transferred Interest”), in each case without compliance with Sections 4.2 and 4.3 hereof, to a single third party transferee (the “25% Holder”); provided that (i) such Class A Shareholder or Class D Shareholder, as the case may be, shall continue to retain, directly or indirectly, by means of an instrument in form and substance reasonably satisfactory to the remaining Class A Shareholders and Class D Shareholders, not less than seventy-five percent (75%) of the full economic interest and risk associated with such Transferred Interest (the “Retained Economic Interest”); (ii) the 25% Holder shall become a party to this Agreement bound by all of the terms and conditions hereof; (iii) the restriction that it may not transfer less than all of the Transferred Interest held by it, and may transfer only in conjunction with the transfer by the initial transferring Class A Shareholder or Class D Shareholder, as the case may be, of the Retained Economic Interest; (iv) the initial transferring Class A Shareholder or Class D Shareholder, as the case may be, shall remain a party hereto and any Transfer of the Retained Economic Interest shall be subject to the transfer restrictions set forth in this Agreement to the same extent as if such Retained Economic Interest were shares of Company Stock; (v) such Transferred Interest and Retained Economic Interest shall be transferred only as a single unit to a single Person; and (vi) the Class A Shareholder or Class D Shareholder, as the case may be, transferring the Transferred Interest to a 25% Holder shall guarantee all of the obligations of the 25% Holder hereunder.

SECTION 4.2.  Right of First Refusal.

(a)         Except as set forth in Section 4.1(b)-(e), if any Shareholder party to this Agreement wishes to Transfer (any such Shareholder, a “Selling Shareholder”), directly or indirectly, any of its Company Shares, to any Person or Persons (other than a Permitted Transferee) (the “Proposed Purchaser”), then such Selling Shareholder shall first deliver to each other Shareholder party to this Agreement (in each case, such offerees, the “Offeree Shareholders”), a written notice (a “ROFR Notice”) which shall specify (i) the number of Company Shares (including detail with respect to the numbers of Company Shares) proposed to be Transferred (the “ROFR Shares”), (ii) the name of the Proposed Purchaser and the terms on which such ROFR Shares shall be sold to such Proposed Purchaser, and (iii) the aggregate purchase price (which shall be payable in cash in US dollars or Marketable Securities) which the Proposed Purchaser has agreed to pay for the ROFR Shares (the “ROFR Purchase Price”).  The ROFR Notice shall constitute an irrevocable offer by the Selling Shareholder (an “ROFR Offer”), for a period of thirty (30) days after delivery thereof to each Offeree Shareholder (the “ROFR Election Period”), to sell all, but not less than all, of the ROFR Shares to the Offeree Shareholders at the ROFR Purchase Price.

(b)         During the ROFR Election Period, each Offeree Shareholder may elect to purchase up to their pro rata share (based on the number of Company Shares held by such Offeree Shareholder as a percentage of Company Shares held by all Offeree Shareholders) of the ROFR Shares at the ROFR Purchase Price by delivering written notice to such effect (a “ROFR Acceptance Notice”), prior to the expiration of the ROFR Election Period, to the Selling Shareholder.  Failure by an Offeree Shareholder to so notify the Selling Shareholder of its election to accept the ROFR Offer during the applicable time period shall be deemed a waiver of its purchase rights in connection with such ROFR Offer, but shall not impair or prejudice any rights of such Offeree Shareholders under this Section 4.2 in the event that the provisions hereof again become applicable to a Transfer by the Selling Shareholder of any of the Company Shares referred to in the ROFR Notice.

(c)          In the event that not all of the Offeree Shareholders elect to purchase their pro rata share of the ROFR Shares, the Offeree Shareholders electing to purchase their pro rata share (based on the number of shares of the Company Shares held by each such Offeree Shareholder as a percentage of the Company Shares held by all Offeree Shareholders) of the ROFR Shares shall have the right to purchase their pro rata share (based on the number of shares of Company Shares held directly or indirectly by such exercising Offeree Shareholders as a percentage of the Company Shares held by all Offeree Shareholders electing to so purchase under this Section 4.2(c)) of any ROFR Shares not agreed to be purchased by the other Offeree Shareholders, during an additional fifteen (15) day period (the “Accretion Period”), beginning following notice to the Offeree Shareholders from the Selling Shareholder that not all of the ROFR Shares were agreed to be purchased during the ROFR Election Period.

(d)         If any or all of the Offeree Shareholders timely accept the ROFR Offer and all of ROFR Shares are agreed to be purchased by such exercising Offeree Shareholders, such exercising Offeree Shareholders and the Selling Shareholder shall, within thirty (30) days following the delivery of the ROFR Acceptance Notice to the Selling Shareholder, enter into a binding agreement (a “Sale Agreement”) for the sale of the ROFR Shares at the ROFR Purchase Price to such exercising Offeree Shareholders.  The Sale Agreement shall contain such terms as are customary between significant shareholders of an issuer; provided that the Selling Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of the Company, and provided further that the payment obligations of the ROFR Purchase Price shall not be made subject to obtaining the prior approval of Enacom.

(e)          The closing of the sale of the ROFR Shares under any Sale Agreement shall take place at the offices of the Company (or at such other place as may be mutually acceptable to the parties thereto) not later than two hundred seventy (270) days after the Sale Agreement was executed and delivered to the Selling Shareholder by the Offeree Shareholders (subject to extension under the circumstances and within the time periods provided in Section 4.7). At such closing, the Selling Shareholder shall deliver the certificates representing the ROFR Shares, with any required documentary or transfer taxes or stamp taxes affixed, to the purchasing members of the Offeree Shareholders, against payment therefor as provided in the Sale Agreement, free and clear of any Encumbrance (other than this Agreement) or other encumbrances of whatsoever nature and with an appropriate transfer letter addressed to the Company.

(f)           If (i) the Offeree Shareholders have not exercised the ROFR Option within the applicable ROFR Election Period and any Accretion Period for all of the ROFR Shares, or (ii) the Sale Agreement has not been executed by the Offeree Shareholders and tendered to the Selling Shareholder for execution within the period specified in the first sentence of Section 4.2(d), or (iii) the closing of the purchase and sale of all the ROFR Shares has not occurred by the date scheduled for closing for any reason other than a breach by the Selling Shareholder of any of its or their covenants, representations or warranties in the Sale Agreement that are a condition to such closing (the first to occur of the foregoing being hereinafter referred to as the “Free to Sell Date”), then, in any such event, the Selling Shareholder shall have the right (within the period specified in Section 4.2(g)) to sell all, but not less than all, of the ROFR Shares to the Proposed Purchaser specified in the ROFR Notice for the ROFR Purchase Price, subject to compliance by the Proposed Purchaser with the requirements of Sections 4.2(g) and 4.3.  No party hereto shall be permitted to transfer directly or indirectly Shares to any Person that is not a party to this Agreement pursuant to this Article IV, unless such Person has executed and delivered to the parties hereto an instrument, in form and substance reasonably satisfactory to the parties hereto, by which such Person agrees (and any subsequent transferee will be required to agree)  that it shall be bound by, and take such Company Shares or interest in Company Shares subject to, the obligations and restrictions set forth in this Article IV as if such obligations and restrictions applied to such Person.

(g)          The Selling Shareholder’s right to sell the ROFR Shares to the Proposed Purchaser pursuant to Section 4.2(f) shall expire and all of the provisions of this Section 4.2 shall be reinstated in the event that the Proposed Purchaser has not purchased the ROFR Shares and complied with the requirements of Section 4.2 in full within two hundred seventy (270) days following the Free to Sell Date, unless extended pursuant to Section 4.7.

(h)         If any Offeree Shareholder accepts an ROFR Offer and then willfully fails to consummate the purchase of the ROFR Shares in accordance with the provisions of this Section 4.2 (a “ROFR Defaulting Shareholder”), then, in addition to any remedies at law or in equity that the Selling Shareholder may have in respect of such failure, the ROFR Defaulting Shareholder shall thereafter cease to have any right to receive ROFR Offers or to enjoy the benefits of this Section 4.2 in respect thereof.

(i)             If any Offeree Shareholder accepts an ROFR Offer, then during the period from the date of delivery of the ROFR Acceptance Notice until the date the ROFR Shares are transferred, the Selling Shareholder shall at all times cooperate with the remaining Shareholders in causing the Company at all times to operate its business in the ordinary course, consistent with past practices.

(j)            If any Permitted Holder (any such Shareholder, a “Dominio Selling Shareholder”) wishes to Transfer, directly or indirectly, any of its shares in Dominio to any Person or Persons (other than a Permitted Holder) (the “Proposed Dominio Purchaser”) and following such Transfer the Permitted Holders would not, collectively, hold more than 50% of the equity interests of Dominio and otherwise Control Dominio, then the legal representative of Dominio shall not permit such Transfer to be consummated unless the Dominio Selling Shareholder has first delivered to Fintech Advisory (if no Veto Third Party Shareholder exists) or the Veto Third Party Shareholder Representative, if applicable, a written notice (a “Dominio ROFR Notice”) which shall specify (i) the number of shares of Dominio  proposed to be Transferred (the “Dominio ROFR Shares”), (ii) the name of the Proposed Dominio Purchaser and the terms on which such Dominio ROFR Shares shall be sold to such Proposed Dominio Purchaser, and (iii) the aggregate purchase price (which shall be payable in cash in US dollars or Marketable Securities) which the Proposed Dominio Purchaser has agreed to pay for the Dominio ROFR Shares (the “Dominio ROFR Purchase Price”).  The Dominio ROFR Notice shall constitute an irrevocable offer by the Selling Dominio Shareholder (a “Dominio ROFR Offer”), for a period of thirty (30) days after delivery thereof to Fintech Advisory or Veto Third Party Shareholder Representative (the “Dominio ROFR Election Period”), to sell all, but not less than all, of the Dominio ROFR Shares to the Fintech Parties or the Veto Third Party Shareholder at the Dominio ROFR Purchase Price.  During the Dominio ROFR Election Period, Fintech Advisory or the Veto Third Party Shareholder Representative may inform the Dominio Selling Shareholder of the election by the Fintech Parties or the Third Party Veto Shareholder  to purchase all of the Dominio ROFR Shares at the Dominio ROFR Purchase Price by delivering written notice to such effect (a “Dominio ROFR Acceptance Notice”), prior to the expiration of the ROFR Election Period, to the Selling Shareholder.  Failure to so notify the Selling Shareholder of the election to so accept the Dominio ROFR Offer during the applicable time period shall be deemed a waiver of its purchase rights in connection with such Dominio ROFR Offer.

If the Fintech Parties or the Veto Third Party Shareholder timely accept the Dominio ROFR Offer and all of the Dominio ROFR Shares are agreed to be purchased by the Fintech Parties or the Veto Third Party Shareholder, the Fintech Parties or the Veto Third Party Shareholder, as applicable, and the Dominio Selling Shareholder shall, within thirty (30) days following the delivery of the Dominio ROFR Acceptance Notice to the Dominio Selling Shareholder, enter into a binding agreement (a “Dominio Sale

Agreement”) for the sale of the Dominio ROFR Shares at the Dominio ROFR Purchase Price to the Fintech Parties or the Veto Third Party Shareholder.  The Dominio Sale Agreement shall contain such terms as are customary between significant shareholders of an issuer; provided that the Dominio Selling Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of Dominio or its Subsidiaries or investments and provided further that the payment obligations of the Dominio ROFR Purchase Price shall not be made subject to obtaining the prior approval of Enacom.

The closing of the sale of the Dominio ROFR Shares under any Dominio Sale Agreement shall take place at the offices of Dominio or such address in Argentina or the United States as Dominio shall indicate not later than ninety (90) days after the Dominio Sale Agreement was executed and delivered to the Dominio Selling Shareholder by the Fintech Parties or the Veto Third Party Shareholder (subject to extension under the circumstances and within the time periods provided in Section 4.7), as applicable. At such closing, the Dominio Selling Shareholder shall deliver the certificates representing the Dominio ROFR Shares, with any required documentary or transfer taxes or stamp taxes affixed, to the Fintech Parties or the Veto Third Party Shareholder, as applicable, against payment therefor as provided in the Dominio Sale Agreement, free and clear of any Encumbrance (other than this Agreement) or other encumbrances of whatsoever nature and with an appropriate transfer letter addressed to Dominio.

If (i) the Fintech Parties or the Veto Third Party Shareholder has not exercised the option within the applicable Dominio ROFR Election Period or (ii) the closing of the purchase and sale of all the Dominio ROFR Shares has not occurred by the date scheduled for closing for any reason other than a breach by the Dominio Selling Shareholders of any of its or their covenants, representations or warranties in the Dominio Sale Agreement that are a condition to such closing (the first to occur of the foregoing being hereinafter referred to as the “Dominio Free to Sell Date”), then, in any such event, the Dominio Selling Shareholder shall have the right (within 270 days following the Dominio Free to Sell Date) to sell all, but not less than all, of the Dominio ROFR Shares to the Proposed Dominio Purchaser specified in the Dominio ROFR Notice for the Dominio ROFR Purchase Price.

The Dominio Selling Shareholder’s right to sell the Dominio ROFR Shares to the Proposed Dominio Purchaser shall expire and all of the provisions of this Section 4.2 shall be reinstated in the event that the Proposed Dominio Purchaser has not purchased the Dominio ROFR Shares and complied with the requirements of Section 4.2(j) in full within two hundred seventy (270) days following the Dominio Free to Sell Date, unless extended pursuant to Section 4.7.

If the Fintech Parties or the Veto Third Party Shareholder accept a Dominio ROFR Offer and then willfully fails to consummate the purchase of the Dominio ROFR Shares in accordance with the provisions of this Section 4.2 (a “ROFR Dominio Defaulting Shareholder”), then, in addition to any remedies at law or in equity that the Dominio Selling Shareholder may have in respect of such failure, the ROFR Dominio Defaulting Shareholder shall thereafter cease to have any right to receive Dominio ROFR Offers or to enjoy the benefits of this Section 4.2(j) in respect thereof.

(k)         If Dominio, any of its Affiliates or any Permitted Holder (each a “CVH Selling Shareholder”), wishes to Transfer, directly or indirectly, any shares of Capital Stock in CVH  to any Person or Persons other than to an Affiliate of Dominio or any Permitted Holder (the “Proposed CVH Purchaser”) and as a result of such Transfer Dominio together with its Affiliates and or one or more Permitted Holders individually or collectively would not   Control CVH, then CVH shall not permit such Transfer to be consummated unless the CVH Selling Shareholder has first delivered to Fintech Advisory (if no Veto Third Party Shareholder exists) or the Veto Third Party Shareholder Representative, if applicable, a written notice (a “CVH ROFR Notice”) which shall specify (i) the number of shares of Capital Stock of CVH  proposed to be Transferred (the “CVH ROFR Shares”), (ii) the name of the

Proposed CVH Purchaser and the terms on which such CVH ROFR Shares shall be sold to such Proposed CVH Purchaser, and (iii) the aggregate purchase price (which shall be payable in cash in US dollars or Marketable Securities) which the Proposed CVH Purchaser has agreed to pay for the CVH ROFR Shares (the “CVH ROFR Purchase Price”).  The CVH ROFR Notice shall constitute an irrevocable offer by the Selling CVH Shareholder (a “CVH ROFR Offer”), for a period of thirty (30) days after delivery thereof to Fintech Advisory or  the Veto Third Party Shareholder Representative, as applicable (the “CVH ROFR Election Period”), to sell all, but not less than all, of the CVH ROFR Shares to the Fintech Parties or the Veto Third Party Shareholder at the CVH ROFR Purchase Price.  During the CVH ROFR Election Period, Fintech Advisory or the Veto Third Party Shareholder Representative, as applicable, may inform the CVH Selling Shareholder of the election by the Fintech Parties or the Third Party Veto Shareholder  to purchase all of the CVH ROFR Shares at the CVH ROFR Purchase Price by delivering written notice to such effect (a “CVH ROFR Acceptance Notice”), prior to the expiration of the CVH Election Period, to the CVH Selling Shareholder.  Failure to so notify the CVH Selling Shareholder of the election to so accept the CVH ROFR Offer during the applicable time period shall be deemed a waiver of its purchase rights in connection with such CVH ROFR Offer.

If the Fintech Parties or the Veto Third Party Shareholder, as applicable, timely accept the CVH ROFR Offer and all of the CVH ROFR Shares are agreed to be purchased by the Fintech Parties or the Veto Third Party Shareholder, the Fintech Parties or the Veto Third Party Shareholder, as applicable, and the CVH Selling Shareholder shall, within thirty (30) days following the delivery of the CVH ROFR Acceptance Notice to the CVH Selling Shareholder, enter into a binding agreement (a “CVH Sale Agreement”) for the sale of the CVH ROFR Shares at the CVH ROFR Purchase Price to the Fintech Parties or the Veto Third Party Shareholder.  The CVH Sale Agreement shall contain such terms as are customary between significant shareholders of an issuer; provided that the CVH Selling Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of CVH or its Subsidiaries or investments and provided further that the payment obligations of the CVH ROFR Purchase Price shall not be made subject to obtaining the prior approval of Enacom.

The closing of the sale of the CVH ROFR Shares under any CVH Sale Agreement shall take place at the offices of CVH or such address in Argentina or the United States as CVH shall indicate not later than ninety (90) days after the CVH Sale Agreement was executed and delivered to the CVH Selling Shareholder by the Fintech Parties or the Veto Third Party Shareholder (subject to extension under the circumstances and within the time periods provided in Section 4.7), as applicable. At such closing, the CVH Selling Shareholder shall deliver the certificates representing the CVH ROFR Shares, with any required documentary or transfer taxes or stamp taxes affixed, to the Fintech Parties or the Veto Third Party Shareholder, against payment therefor as provided in the CVH Sale Agreement, free and clear of any Encumbrance (other than this Agreement) or other encumbrances of whatsoever nature and with an appropriate transfer letter addressed to CVH.

If (i) none of the Fintech Parties or the Veto Third Party Shareholder has exercised the option within the applicable CVH ROFR Election Period or (ii) the closing of the purchase and sale of all the CVH ROFR Shares has not occurred by the date scheduled for closing for any reason other than a breach by the CVH Selling Shareholders of any of its or their covenants, representations or warranties in the CVH Sale Agreement that are a condition to such closing (the first to occur of the foregoing being hereinafter referred to as the “CVH Free to Sell Date”), then, in any such event, the CVH Selling Shareholder shall have the right (within 270 days following the CVH Free to Sell Date) to sell all, but not less than all, of the CVH ROFR Shares to the Proposed CVH Purchaser specified in the CVH ROFR Notice for the CVH ROFR Purchase Price.

The CVH Selling Shareholder’s right to sell the CVH ROFR Shares to the Proposed CVH Purchaser shall expire and all of the provisions of this Section 4.2 shall be reinstated in the event that the

Proposed CVH Purchaser has not purchased the CVH ROFR Shares and complied with the requirements of Section 4.2(k) in full within two hundred seventy (270) days following the CVH Free to Sell Date, unless extended pursuant to Section 4.7.

If the Fintech Parties or the Veto Third Party Shareholder accept a CVH ROFR Offer and then willfully fails to consummate the purchase of the CVH ROFR Shares in accordance with the provisions of this Section 4.2 (a “CVH ROFR Defaulting Shareholder”), then, in addition to any remedies at law or in equity that the CVH Selling Shareholder may have in respect of such failure, the CVH ROFR Defaulting Shareholder shall thereafter cease to have any right to receive CVH ROFR Offers or to enjoy the benefits of this Section 4.2(k) in respect thereof.

(l)             If Fintech Advisory, or any of its Affiliates (each a “Fintech Selling Shareholder”), wishes to Transfer, directly or indirectly, in one or a series of related transactions, any of its shares of Capital Stock in FT or FIA (the company that is proposed to be sold the “Fintech Sold Company”)  to any Person or Persons other than to an Affiliate of Fintech Advisory (the “Proposed Fintech Purchaser”) and following such Transfer Fintech Advisory, together with its Affiliates, would not hold more than 50% of the equity interests of the Fintech Sold Company and control the Fintech Sold Company, then the Fintech Selling Shareholder shall first deliver to CVH a written notice (a “Fintech ROFR Notice”) which shall specify (i) the number of shares of the Fintech Sold Company proposed to be Transferred (the “Fintech ROFR Shares”), (ii) the name of the Proposed Fintech Purchaser and the terms on which such Fintech ROFR Shares shall be sold to such Proposed Fintech Purchaser, and (iii) the aggregate purchase price (which shall be payable in cash in US dollars or Marketable Securities) which the Proposed Fintech Purchaser has agreed to pay for the Fintech ROFR Shares (the “Fintech ROFR Purchase Price”).  The Fintech ROFR Notice shall constitute an irrevocable offer by the Fintech Selling Shareholder (a “Fintech ROFR Offer”), for a period of thirty (30) days after delivery thereof to CVH (the “Fintech ROFR Election Period”), to sell all, but not less than all, of the Fintech ROFR Shares to CVH at the Fintech ROFR Purchase Price.  During the Fintech ROFR Election Period, CVH may inform the Fintech Selling Shareholder of the election by CVH to purchase all of the Fintech ROFR Shares at the Fintech ROFR Purchase Price by delivering written notice to such effect (a “Fintech ROFR Acceptance Notice”), prior to the expiration of the Fintech Election Period, to the Fintech Selling Shareholder.  Failure to so notify the Fintech Selling Shareholder of the election to so accept the Fintech ROFR Offer during the applicable time period shall be deemed a waiver of its purchase rights in connection with such Fintech ROFR Offer.

If CVH timely accepts the Fintech ROFR Offer and all of the Fintech ROFR Shares are agreed to be purchased by CVH, CVH and the Fintech Selling Shareholder shall, within thirty (30) days following the delivery of the Fintech ROFR Acceptance Notice to the Fintech Selling Shareholder, enter into a binding agreement (a “Fintech Sale Agreement”) for the sale of the Fintech ROFR Shares at the Fintech ROFR Purchase Price to CVH.  The Fintech Sale Agreement shall contain such terms as are customary between significant shareholders of an issuer; provided that the Fintech Selling Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of the Fintech Sold Company, or its Subsidiaries or investments and provided further that the payment obligations of the Fintech ROFR Purchase Price shall not be made subject to obtaining the prior approval of Enacom.

The closing of the sale of the Fintech ROFR Shares under any Fintech Sale Agreement shall take place at the offices of Fintech Advisory or such address in Argentina or the United States as the Selling Fintech Shareholder shall indicate not later than ninety (90) days after the Fintech Sale Agreement was executed and delivered to the Fintech Selling Shareholder by CVH (subject to extension under the circumstances and within the time periods provided in Section 4.7). At such closing, the Fintech Selling Shareholder shall deliver the certificates representing the Fintech ROFR Shares, with any required documentary or transfer taxes or stamp taxes affixed, to CVH, against payment therefor as provided in the

Fintech Sale Agreement, free and clear of any Encumbrance (other than this Agreement) or other encumbrances of whatsoever nature and with an appropriate transfer letter addressed to Fintech Advisory.

If (i) CVH has not exercised the option within the applicable Fintech ROFR Election Period or (ii) the closing of the purchase and sale of all the Fintech ROFR Shares has not occurred by the date scheduled for closing for any reason other than a breach by the Fintech Selling Shareholder of any of its covenants, representations or warranties in the Fintech Sale Agreement that are a condition to such closing (the first to occur of the foregoing being hereinafter referred to as the “Fintech Free to Sell Date”), then, in any such event, the Fintech Selling Shareholder shall have the right (within 270 days following the Fintech Free to Sell Date) to sell all, but not less than all, of the Fintech ROFR Shares to the Proposed Fintech Purchaser specified in the Fintech ROFR Notice for the Fintech ROFR Purchase Price.

The Fintech Selling Shareholder’s right to sell the Fintech ROFR Shares to the Proposed Fintech Purchaser shall expire and all of the provisions of this Section 4.2 shall be reinstated in the event that the Proposed Fintech Purchaser has not purchased the CVH ROFR Shares and complied with the requirements of Section 4.2(k) in full within two hundred seventy (270) days following the CVH Free to Sell Date, unless extended pursuant to Section 4.7.

If CVH accepts a Fintech ROFR Offer and then willfully fails to consummate the purchase of the Fintech ROFR Shares in accordance with the provisions of this Section 4.2 (a “Fintech ROFR Defaulting Shareholder”), then, in addition to any remedies at law or in equity that the Fintech Selling Shareholder may have in respect of such failure, the Fintech ROFR Defaulting Shareholder shall thereafter cease to have any right to receive Fintech ROFR Offers or to enjoy the benefits of this Section 4.2(l) in respect thereof.

SECTION 4.3.  Tag Along Rights.

(a)         If any Shareholder party to this Agreement wishes to Transfer all or substantially all Company Shares held directly or indirectly by it in one or a series of related transactions and such Shareholder has complied with the obligations under Section 4.2 and is entitled to sell the ROFR Shares to the Proposed Purchaser named in the ROFR Notice or to a Shareholder exercising its rights under Section 4.2 hereof (the “Buyer”) then, for a period of fifteen (15) Business Days after the date (the “Execution Date”) the Selling Shareholder and the Buyer enter into a binding agreement (a “Tag Along Sale Agreement”) for the purchase and sale of the ROFR Shares (the “Tag Along Election Period”), each Offeree Shareholder (the “Tag Along Shareholder”) shall have the right (the “Tag Along Right”), but not the obligation, to sell to the Buyer up to all of its Company Shares determined in accordance with the following two sentences. In the event that the Buyer is willing to purchase all of the Company Shares that such Tag Along Shareholder elects to sell pursuant to the Tag-Along Right, all such Company Shares shall be sold to the Buyer.  If the Buyer is not willing to purchase all of the Company Shares that such Tag Along Shareholder elects to sell pursuant to the Tag-Along Right, then each Tag Along Shareholder and each Selling Shareholder, shall have the right to sell to such Buyer a number of shares of Company Shares (the “Tag-Along Share Number”) equal to the number of Company Shares that the Buyer wishes to purchase, multiplied by a fraction, the numerator of which is the number of shares held by each Selling Shareholder or each Tag Along Shareholder (as applicable) and the denominator of which is the total number of shares of Company Shares held by the Selling Shareholder and all Tag Along Shareholders (in each case as of the date of the Tag Right Notice referred to below); provided that if the Buyer is willing to increase the number of Company Shares it is willing to purchase from that number specified in the ROFR Notice (but is not willing to purchase all of the Company Shares the Tag Along Shareholders and the Selling Shareholder wish to sell), such Shareholders shall have the right to include in such Tag-Along Sale a pro rata amount of their respective Company Shares to account for such increase.  The Selling Shareholder shall notify each Tag Along Shareholder, in writing (a “Tag Right Notice”), of the Execution

Date not less than two (2) Business Days prior to such date.  The Tag Right Notice shall also specify the following: (i) the identity and mailing address of the Buyer, (ii) the per-share purchase price and form of consideration to be paid by the Buyer for the ROFR Shares, (iii) the Tag Along Share Number (showing the calculation thereof in reasonable detail), (iv) any other material terms and conditions of the sale of the ROFR Shares (including any indemnification or other post-closing obligations to the Selling Shareholder) and (v) that the Buyer has provided the undertaking referred to in the next following sentence.  Any Tag Along Sale Agreement shall include an irrevocable undertaking by the Buyer to purchase Company Shares from the Tag Along Shareholders (x) in an amount equal to the Tag Along Share Number and (y) on the same terms and conditions as those on which the Buyer has agreed to purchase the ROFR Shares of the Selling Shareholder, and the Tag Along Shareholders shall be named as express beneficiaries of that undertaking in the Tag Along Sale Agreement.

(b)         During the Tag Along Election Period, the Tag Along Shareholders may elect to sell a number of Company Shares held directly or indirectly by them which is equal to or less than the Tag Along Share Number to the Buyer by delivering to the Selling Shareholder and the Buyer written notice to such effect (a “Tag Right Acceptance Notice”) prior to the expiration of the Tag Along Election Period.  Failure by a Tag Along Shareholder to so notify the Selling Shareholder and the Buyer within the Tag Along Election Period shall be deemed a waiver by such Tag Along Shareholders of the Tag Along Right in connection with the sale by the Selling Shareholder of the ROFR Shares to the Buyer pursuant to the Tag Along Sale Agreement signed by them on the Execution Date, but shall not impair or prejudice any rights of such Tag Along Shareholder under this Section 4.3 in the event that the provisions hereof again become applicable to a Transfer by the Selling Shareholder of any of the Company Shares referred to in the Tag Right Notice.

(c)          If the Tag Along Right is timely exercised, the Selling Shareholder shall cause the Buyer to, within fifteen (15) Business Days after the Execution Date, enter into a binding agreement (a “Participating Tag Along Sale Agreement”) with each of the participating Tag Along Shareholders (the “Participating Tag Along Members”) for the purchase from such members of Company Shares held by them in a total amount equal to or less than (at the election of the Participating Tag Along Members) the Tag Along Share Number, in each case at the same price per share and on substantially the same terms and conditions as those offered by the Buyer to the Selling Shareholder (including the form of consideration to be paid to the Selling Shareholder by the Buyer).  Each Participating Tag Along Member shall enter into the Participating Tag Along Sale Agreement within said fifteen (15) Business Day period with the Buyer and, upon compliance with the terms and conditions hereof and thereof, each Participating Tag Along Member shall sell to such Buyer the number of Company Shares it has agreed to sell to the Buyer as set forth in the Participating Tag Along Sale Agreement, free and clear of all Encumbrances (other than this Agreement), at the price and on the terms determined in accordance with the immediately preceding sentence.  The closings of the purchase by the Buyer of the ROFR Shares and of the Company Shares to be sold by the Participating Tag Along Members shall occur simultaneously and shall be conditioned upon each other. For the avoidance of doubt, this Section 4.3 shall not apply to or in connection with any sale of Dominio shares subject to the provisions of Section 4.2(j), or to or in connection with any sale of CVH shares subject to the provisions of Section 4.2(k) or to or in connection with any sale of shares of FT or FIA subject to the provisions of Section 4.2(l).

SECTION 4.4.  Restrictions on Encumbrances on Shares.  Except as expressly permitted by this Agreement, the Call Option Agreement, or the Pledge Agreement, no Shareholder shall Encumber its Company Shares or any other direct or indirect interest that such Shareholder may have in the Company unless any Transfer that may result from the execution of such Encumbrance shall be expressly subject to the provisions of this Article IV.

SECTION 4.5.  RESERVED.

SECTION 4.6.  Determination of Fair Market Value.  Whenever the Fair Market Value of any assets or property (including securities) is to be determined, each of CVH on the one hand (for so long as the CVH Parties hold the Minimum Shareholders Amount), and Fintech Advisory on the other (for so long as Fintech Advisory owns the Minimum Shareholders Amount), shall select an Independent Investment Banking Firm to determine such Fair Market Value within the selection period provided in the applicable Section of this Agreement which contemplates the determination of Fair Market Value; provided that if either CVH or Fintech Advisory shall fail to select an Independent Investment Banking Firm within the required period, then the determination of such Fair Market Value shall be made by the Independent Investment Banking Firm selected by the other Shareholder notwithstanding the other provisions of this Section 4.6, which determination shall be final and binding on the parties to this Agreement.  The two Independent Investment Banking Firms shall each deliver a written report within thirty (30) days after the date of its engagement to each of Fintech Advisory and CVH setting forth its good faith determination of the Fair Market Value of the assets of property, as the case may be, for which Fair Market Value is to be determined.  If the higher determination of such two Independent Investment Banking Firms is not greater than one hundred and ten percent (110%) of the lower determination, then such Fair Market Value shall be the average of the two determinations.  If the higher determination is greater than one hundred and ten percent (110%) of the lower determination, then the two Independent Investment Banking Firms shall jointly select, within five (5) days after the date on which the later of such two written reports was delivered, a third internationally recognized investment banking firm that is not an Affiliate of any Shareholder and which has not received remuneration in excess of U.S.$1 million (exclusive of fees, commissions and discounts received by such firm as part of an underwriting syndicate in which such firm was not the lead or co-lead manager) from any Shareholder (or any Affiliate of any Shareholder) within the twelve (12) months preceding such selection, and shall make available to such third firm their work product relating to their determination of Fair Market Value.  Such jointly selected investment banking firms shall, within fifteen (15) days after its selection, deliver a written report to each of Fintech Advisory and CVH and the Company setting forth its good faith determination of the Fair Market Value of the Company, Company Shares or other assets or property, as the case may be.  Such jointly selected investment banking firm shall be permitted only to determine which of the two determinations of Fair Market Value made by the first two investment banks is most reasonable, and such determination shall be final and binding and the Fair Market Value so found to be most reasonable shall be the Fair Market Value of the assets or property being appraised pursuant to this Section 4.6.  Each of Fintech Advisory, CVH and the Company shall cooperate fully in assisting such investment banking firms in making the determinations required hereby and each valuation shall be made as of the last day of the most recent fiscal quarter of the Company for which financial statements are available immediately prior to the time the first Independent Investment Banking Firm is engaged.  One-half of the fees and expenses of the investment banking firms shall be borne by Fintech Advisory and the other half shall be borne by CVH.

SECTION 4.7.  Extension of Time Periods for Governmental Approvals.  The time periods to consummate a purchase by any third party of any Company Shares or Dominio Shares pursuant to Section 4.2 and 4.3 shall be extended, if necessary, to the tenth (10th) Business Day following the receipt of all material governmental, regulatory and other third party consents, authorization, approvals or waivers that may be required in connection with the purchase and sale of any Company Shares pursuant to any of such Sections (including any consent, authorization, approval or Waiver from Enacom, the Comisión Nacional de Comunicaciones, the Secretaría de Comunicaciones, the Inspección General de Justicia and the Comisión Nacional de Defensa de la Competencia) (other than any such consent, authorization, approval or waiver the receipt of which has been waived by the third party purchaser of such Company Shares) (collectively, “Material Approvals”); provided, however, in the event that the Material Approvals have not been obtained within one (1) year following the execution of the Sale Agreement or the Participating Tag Along Sale Agreement, as the case may be, the Selling Shareholder or the Tag Along Shareholder, as applicable, shall not be obligated to proceed with the closing of the purchase and sale of its Company Shares pursuant to Section 4.2 or 4.3, as applicable, unless each Offeree Shareholder or the buyer, as applicable, provides a guarantee of its obligations to purchase the Company Shares on substantially similar terms (mutatis mutandis) as the guarantee provided in the Amended and Restated Stock Purchase Agreement, dated October 24, 2014, by and between FT, Telecom Italia S.p.A. and Telecom Italia International N.V. (the “2014 SPA”).

SECTION 4.8.  Drag Along Rights. (a) Commencing on the Drag Along Effective Date, in the event that any Shareholder that satisfies the Minimum Shareholders Amount requirement wishes to Transfer, directly or indirectly, all but not less than all of its Company Shares (the “Dragging Shares”) to any Person or Persons, together with the Company Shares of the other Parties of this Agreement (any such Shareholder, a “Dragging Shareholder”), then the Dragging Shareholder shall send a written notice (the “Drag Notice”) to the other Shareholders (the “Dragged Shareholders”) requesting that the Dragged Shareholders sell such number of Company Shares held by the Dragged Shareholders (ratably to their Agreement Ownership Percentage) that, together with the Dragging Shares, constitute at least fifty-one percent (51%) of the outstanding Capital Stock of the Company (the “Dragged Shares”).  Upon receipt of the Drag Notice, the Dragged Shareholders shall be obligated to sell the Dragged Shares subject to and in accordance with the terms of this Section 4.8 and shall have the right to sell certain of the remaining Company Shares held by such Dragged Shareholders pursuant to and in accordance with the terms of Section 4.3.

(b)         During the 30 days immediately following receipt of the Drag Notice (the “Negotiation Period”), the Dragging Shareholder and the Principal Dragged Shareholder shall negotiate in good faith the sale to the Principal Dragged Shareholder of all the Company Shares held by the Dragging Shareholder. During the Negotiation Period the Principal Dragged Shareholder shall be obligated to deliver to the Dragging Shareholder at least one non-binding offer (the “Non-Binding Offer”) to acquire all such Company Shares and shall state a purchase price per Company Share which shall be expressed in United States Dollars and payable in a single installment in cash and any other material term for such purchase;

(c)          If the Dragging Shareholder and the Principal Dragged Shareholder do not reach an agreement prior to the expiration of the Negotiation Period, each of the Principal Dragged Shareholder and the Dragging Shareholder shall be entitled to deliver to each other, within the 15 days immediately following the expiration of the Negotiation Period (the “Pricing Notice Period”) a notice in writing (the “Pricing Notice”) stating, (A) in case of the Pricing Notice delivered by the Dragging Shareholder, a purchase price per Company Share, which shall be expressed in United States Dollars and payable in one single installment in cash, at which the Dragging Shareholder is willing to drag the Dragged Shares (the “Dragging Price”); and (B) in case of the Pricing Notice delivered by the Principal Dragged Shareholder, a binding and irrevocable offer (the “Binding Offer”) stating the purchase price per Company Share, which shall be expressed in United States Dollars and payable in one single installment in cash, at which the Principal Dragged Shareholder is willing to purchase all of the Company Shares of the Dragging Shareholder and of each other Dragged Shareholder (the “Blocking Price”).

(d)         If (i) the Principal Dragged Shareholder fails to deliver the Pricing Notice in due time or (ii) the Dragging Price is greater than or equal to the product of the Blocking Price multiplied by 1.05 (the “Minimum Price Differential”), the Dragging Shareholder shall have the right to cause the Dragged Shareholders to sell all of the Dragged Shares (together with all of the Company Shares sold by the Dragging Shareholder) to any Person or Persons in accordance with the terms described below. If the (x) Blocking Price is greater than the Dragging Price or (y) the Dragging Price is less than the product of the Blocking Price multiplied by 1.05, then the Dragging Shareholder shall not be entitled to exercise its Dragging Rights in respect of such sale of the Dragged Shares and the Principal Dragged Shareholder shall be obligated to purchase all of the Company Shares held by the Dragging Shareholder and each other Dragged Shareholder that provides prompt notice to the Principal Dragged Shareholder of its election to sell its Company Shares, together with the shares of the Dragging Shareholder, at the Blocking Price, in the case of (x) above, or at the Dragging Price, in the case of (y) above. Failure by the Principal Dragged Shareholder to deliver:  (i) the Binding Offer within the Negotiation Period, or (ii) a Pricing Notice within the Pricing Notice Period shall be deemed a waiver of their respective rights in connection with such Drag Notice and their acceptance of the Drag Along Rights exercised by the Dragging Shareholder.

(e)          In the event that the Binding Offer is accepted by the Dragging Shareholder, the closing of the sale of its Company Shares and the Company Shares of each other Dragged Shareholder that elects to sell its Company Shares in accordance with clause (d) above under any Sale Agreement shall take place at the offices of the Company (or at such other place as may be mutually acceptable to the parties thereto) not later than the thirtieth (30th) day after the Sale Agreement was executed and delivered to the Dragging Shareholder by the Principal Dragged Shareholder (subject to the extension under the circumstances and within the time periods provided in this Agreement).

(f)           If (i) the Principal Dragged Shareholder has not delivered a Binding Offer during the Pricing Notice Period, or (ii) if the Binding Offer has been accepted by the Dragging Shareholder and either (x) the Sale Agreement has not been executed by the Principal Dragged Shareholder and tendered to the Dragging Shareholder for execution within the period provided in this Section, or (y) the closing of the sale of the Company Shares of the Dragging Shareholders and each Dragged Shareholder that elects to sell its Company Shares in accordance with clause (d) above to the Dragged Shareholder pursuant to a Sale Agreement has not occurred by the date scheduled for closing for any reason other than a breach by the Dragging Shareholder of any of its covenants, representations or warranties in the Sale Agreement that are a condition to such closing or (iii) the Dragging Price is greater than or equal to the Blocking Price multiplied by 1.05; or (iv) the Dragged Shareholder fails to deliver a Pricing Notice by the end of the Pricing Notice Period, (the first to occur of the foregoing being hereinafter referred to as the “Drag Date”), then, in any such event, the Dragging Shareholder shall have the right to sell all its Company Shares together with the Dragged Shares (as defined below) to any Person or Persons in accordance with the terms described below.

(g)          The Dragging Shareholder shall have the right to enter into a Sale Agreement with any Person or Person (the “Third Party Buyer”) in respect of the Dragging Shares and the Dragged Shares within 270 days following the Drag Date and each Dragged Shareholder shall be obligated to be a party to such Sale Agreement and sell all of its Dragged Shares in accordance with the same terms and conditions upon which the Dragging Shareholder is selling its Dragging Shares in such Sale Agreement, provided that the purchase price under such Sale Agreement shall not be lower than the Dragging Price.

(h)         If the Dragged Shares are less than all the Company Shares held by the Dragged Shareholder, the Dragged Shareholder (i) shall be entitled to require that the Dragging Shareholder or the Third Party Buyer acquire all of its Company Shares at a purchase price that shall not be lower than the Dragging Price or (ii) shall remain a party to this Agreement and shall accept the Third Party Buyer as its counterparty under this Agreement in accordance with its terms, provided that this Section 4.8 shall no longer be applicable after the Third Party Buyer becomes a Shareholder.

(i)             The Dragging Shareholder’s right to cause the sale of the Dragged Shares to a Third Party Buyer pursuant to this Section shall expire and all of the provisions of this Section shall be reinstated in the event that the Third Party Buyer has not purchased the Dragged Shares and complied with the requirements of Section 4.2 in full within two hundred seventy (270) days following the Drag Date (the “Drag Deadline”).  In the event that the Third Party Buyer and the Dragging Shareholder enter into a Sale Agreement prior to the Drag Deadline, the Drag Deadline shall be automatically extended until such time as the regulatory approvals required in connection with such sale have been obtained; provided that, in the event the required regulatory approvals have not obtained within one (1) year following the execution of the Sale Agreement, the Third Party Buyer shall provide a guarantee of its obligations under the Sale Agreement on substantially similar terms (mutatis mutandis) as the guarantee provided in the 2014 SPA. If the Principal Dragged Shareholder is obligated to purchase the Dragging Shareholder’s Company Shares under this Section 4.08, such purchase shall be consummated upon the receipt of the regulatory approvals required for such transaction; provided that, in the event that the required regulatory approvals have not obtained within one (1) year following the date the Dragged Shareholder’s obligation to purchase such Company Shares arose, the Principal Dragged Shareholder shall provide a guarantee of its obligations to purchase the Company Shares of the Dragging Holder on substantially similar terms (mutatis mutandis) as the guarantee provided in the 2014 SPA.

(j)            If the Principal Dragged Shareholder fails to consummate the purchase of all of the Company Shares of the Dragging Shareholder in accordance with the provisions of this Section 4.8 (a “Defaulting Shareholder”), then, in addition to any remedies at law or in equity that the Dragging Shareholder may have in respect of such failure, the Defaulting Shareholder shall thereafter cease to have any right to send Binding Offers or Pricing Notices.

(k)         All the Parties shall cooperate in good faith with the Dragging Shareholder in connection with the consummation of the Transfer of all of the Company Shares pursuant to the Drag Notice (the “Drag Transaction”).  Each Party shall take all actions reasonably necessary and desirable in connection with the consummation of the Drag Transaction, including the voting or causing the voting of any shares to approve the Drag Transaction, the execution of such agreements and instruments and other actions necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreement and other provisions and agreements relating thereto.  Notwithstanding the foregoing, the Parties other than the Dragging Shareholder shall only be required to grant limited representations in connection with the Drag Transaction, consisting of (i) organization, (ii) title to the Shares and transfer to the Third Party(ies) Buyer free and clear of any Liens, (ii) authority to transfer its Shares to the Third-Party Buyer, and (iii) the non-violation by such Transfer of any Applicable Law or contractual restriction, in each case binding upon such Party), as well as any additional warranties and covenants relating to its ownership of the Relevant Company Shares to the Third-Party Buyer that are reasonably customary for transactions of this kind. Each Party shall make all required filings and applications to the Enacom, Antitrust Authority and any other competent Governmental Entity and cooperate in the obtainment of any required Authorization.

(l)             Upon the closing of the Drag Transaction, each Shareholder shall deliver at such closing, against payment of the purchase price therefore in cash, certificates or other instruments representing or evidencing the relevant Company Shares to be sold, duly endorsed for transfer, and evidence of good title to the Company Shares to be sold and the absence of Liens with respect thereto and such other reasonable matters as are deemed necessary for the proper Transfer of such Company Shares for the benefit of the Third Party Buyer.

(m)     In the event of the exercise of the Drag Along Right under this Section, the Right of First Refusal and the Tag Along Right of the other Parties, as set forth in Sections 4.2 and 4.3, respectively, shall not apply; provided, however, that in the event that the Third Party Buyer desires to purchase more than fifty-one percent (51%) of the outstanding Capital Stock of the Company, then the Dragged Shareholders shall be entitled to sell collectively, on a pro rata basis, to the Third Party Buyer a number of Company Shares equal to (x) the number of Company Shares desired by the Third Party Buyer minus (y) fifty-one percent (51%) of the outstanding Capital Stock of the Company (the “Incremental Dragged Shares”); provided further that under no circumstances shall the sale the Dragged Shares or the Incremental Dragged Shares reduce the number of Company Shares to be sold by the Dragging

Shareholder in the Drag Transaction.  This Agreement shall immediately and fully terminate upon the consummation of the sale of all the Company Shares to the Third Party Buyer pursuant to the Drag Transaction, unless the Dragged Shares are less than all of the Company Shares held by the Dragged Shareholders, in which case this Agreement shall continue to be in effect between the Dragged Shareholder and the Third Party Buyer and the provisions of Section 4.8 shall no longer be effective.

(n)         In case of failure by the Dragged Shareholders to Transfer their Company Shares pursuant to this Section upon exercise of the Drag Along Right by the Dragging Shareholder, the Dragging Shareholder shall be free to Transfer its Company Shares to the Third Party(ies) Buyer without any restriction, without prejudice to the liability of the other Parties vis-à-vis the Dragging Shareholder for breach of the provisions hereunder and any other remedy available to the Dragging Shareholder under the Law, the By-laws or this Agreement.

(o)         For the avoidance of doubt, this Section 4.8 shall not apply to or in connection with any sale of Dominio shares subject to the provisions of Section 4.2(j), or to or in connection with any sale of CVH shares subject to the provisions of Section 4.2(k) or to or in connection with any sale of shares of FT or FIA subject to the provisions of Section 4.2(l).

ARTICLE V

UNDERWRITTEN OFFERS

SECTION 5.1.  Underwritten Offerings.  Subject to Sections 5.2(c) and 5.4 below, at any time and from time to time, any Shareholder owning directly or indirectly at least the Minimum Shareholders Amount or the Veto Third Party Shareholder that intends to dispose of Class B Stock representing at least five percent (5.0%) of the Company’s total capital at the time of such request in an underwritten offering that would result in cash proceeds for such Shareholder of at least US$100 million shall have the right to require the Company to assist such Shareholder in connection with such offering.  All requests pursuant this Section 5.1 are referred to herein as “Underwritten Offering Requests” and the offerings contemplated in such requests are referred to herein as “Underwritten Offerings”.  As promptly as practicable, but no later than seven business days after receipt of an Underwritten Offering Request, the Company shall give written notice (the “Underwritten Offering Request Notice”) of such Underwritten Offering Request to all Shareholders at such time owning, directly or indirectly, at least the Minimum Shareholders Amount.

SECTION 5.2.  Undertakings of the Company.

(a)         The Company shall include in any documentation required to be prepared by the Company in connection with any Underwritten Offering Request, including any regulatory filing, (i) the number of Class B Stock of the Company requested to be included in the Underwritten Offering by the Shareholders who have made the Underwritten Offering Request and (ii) the Class B Stock of the Company of any other Shareholders who shall have made a written request to the Company for inclusion in such Underwritten Offering (which request shall specify the maximum number of Class B Stock intended to be disposed of by such Shareholder) within 20 days after receipt of the Underwritten Offering Request Notice.

(b)         The Company shall, as expeditiously as possible following a Underwritten Offering Request use its reasonable best efforts to (i) effect such filings under the Argentine and United States securities laws relating to the Capital Stock of the Company which the Company has been so requested to include in the Underwritten Offering, for distribution in accordance with the intended method of disposition specified in the Underwritten Offering Request and (ii) if requested by the Shareholders of Capital Stock of the Company who have made the Underwritten Offering Request, obtain authorization in Argentina and the United States, as applicable, to effect the Underwritten Offering.  In connection with the Company’s obligations under Sections 5.1 hereof, the Company will use its reasonable best efforts to permit the sale of such Company Shares by the Shareholders in accordance with the intended method or methods of distribution thereof under applicable law, as expeditiously as reasonably practicable, and in connection therewith the Company will:

(i)                                     (A) prepare the applicable required registration and/or listing documents including all exhibits and financial statements required under applicable law to be filed therewith (such documents, collectively “Filing Documents”), and such Filing Documents shall comply as to form with the requirements of the applicable form and include all financial statements required by the CNV, the BCBA or any other governmental authority, to be filed therewith and all information reasonably requested by the lead managing underwriter or sole underwriter, if applicable, to be included therein, (B) use its reasonable best efforts to not take any action that would cause the Filing Documents, taken as a whole, to contain a material misstatement or omission necessary to be included therein to make the statements, in light of the circumstances under which they were made, not misleading, and (C) cause the Filing Documents and any amendment or supplement thereto to comply in all material respects with any requirements of the Argentine and United States securities laws, as applicable.  Before filing or publishing the Filing Documents, or any amendments or supplements thereto, furnish to the underwriters, if any, and to the Shareholders that made the Underwritten Offering Request covered by such Filing Documents, copies of all documents filed with an applicable regulatory authority in conformity with the requirements of any applicable law; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(ii)                                  furnish to the Shareholders that made the Underwritten Offering Request and the managing underwriter or underwriters, if any, without charge, as many copies of the relevant Filing Documents, any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the sale of the Capital Stock in the manner contemplated in the Filing Document;

(iii)                               notify the Shareholders that made the Underwritten Offering Request and the managing underwriter or underwriters, if any, as soon as reasonably practicable after notice thereof is received by the Company (i) once the Filing Documents or any amendment thereto have been filed or becomes effective or authorized for use in connection with the Underwritten Offering, (ii) of any written comments by the CNV, the BCBA or any other governmental authority any request by the CNV, the BCBA or any other governmental authority for amendments or supplements to such Filing Documents or for additional information, (iii) of the issuance by the CNV, the BCBA or any other governmental authority of any stop order suspending the effectiveness of such Filing Documents or any order preventing or suspending the use of any Filing Documents or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, any of the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in any material respect and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Capital Stock for offering or sale in any jurisdiction contemplated in the Filing Documents or the initiation or threatening of any proceeding for such purpose;

(iv)                              use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any Filing Document;

(v)                                 use its reasonable best efforts to cause the Capital Stock covered by the applicable Filing Documents to be approved by such governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Capital Stock;

(vi)                              obtain for delivery to the underwriter or underwriters in the Underwritten Offering an opinion or opinions from counsel for the Company dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to such underwriters;

(vii)                           obtain for delivery to the Company and the managing underwriter or underwriters, a comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request in connection with the Underwritten Offering, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(viii)                        cooperate with each seller of Capital Stock and each underwriter participating in the disposition of such Capital Stock and their respective counsel in connection with any filings required to be made with the CNV, the BCBA and any other governmental authority;

(ix)                              make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the majority of the Shareholders participating in the Underwritten Offering, by any underwriter participating in any disposition to be effected pursuant to such Filing Documents and by any attorney, accountant or other agent retained by such Shareholders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Filing Documents as shall be necessary to enable them to exercise their due diligence responsibility pursuant to the requirements of applicable law; and

(x)                                 within a reasonable time prior to the filing of any Filing Document, provide copies of such document to the Shareholders participating in the Underwritten Offering and to counsel to such Shareholders and to the underwriter or underwriters of the Underwritten Offering, and fairly consider such reasonable changes in any such document prior to the filing thereof as such the counsel may timely request.

(c)          The rights granted under Section 5.1 are subject to the following limitations: (i) the Company shall not be required to cause more than one filing or request authorization for an Underwritten Offering within any period of 180 consecutive days; (ii) if the Board, in its good faith judgment, determines that any Underwritten Offering of Capital Stock of the Company should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Company or its Subsidiaries (a “Valid Business Reason”), (A) the Company may postpone any filing, request for authorization or other procedures relating to an Underwritten Offering Request until such Valid Business Reason no longer exists, but in no event for more than 90 days, and (B) in case a filing or request for authorization has been made relating to an Underwritten Offering Request, the Company may cause such filing or request to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such filing or request until such Valid Business Reason no longer exists, but in no event for more than 90 days; and the Company shall give written notice of its determination to postpone or withdraw a filing or request and of the fact that the

Valid Business Reason for such postponement, withdrawal or premature termination no longer exists, in each case, promptly after the occurrence thereof; and (iii) the Company shall not be required to effect a filing or request pursuant to Section 5.1 with respect to more than three Underwritten Offering Requests under this Agreement, provided that if any Underwritten Offering is abandoned as a result of a Valid Business Reason, the Company may be required to effect an additional filing pursuant to Section 5.1.

(d)         Each Shareholder agrees that, upon receipt of any notice from the Company that the Company has determined to withdraw any filing or request for authorization for a Valid Business Reason pursuant to clause (c) above, such party will discontinue its disposition of Company Shares pursuant to such filing or authorization and, if so directed by the Company, will deliver to the Company all copies, other than permanent file copies, then in such party’s possession, of the offering document covering such Company Shares that was in effect at the time of receipt of such notice.

(e)          The Company, subject to Section 5.4, may elect to include in any filing and offering made pursuant to Section 5.1, (i) authorized but unissued Class B Stock held by the Company as treasury shares and (ii) any other Class B Stock which are requested to be included in such registration pursuant to the exercise of piggyback registration rights granted by the Company after the date hereof in accordance with the terms of this Agreement; provided, however, that such inclusion shall be permitted only to the extent that it is pursuant to, and subject to, the terms of the underwriting agreement or arrangements entered into by the Shareholders.

(f)           The Company, shall pay all expenses (“Filing Expenses”) arising from or incident to any Underwritten Offerings, regardless of whether the offering is effected; provided that each Shareholder shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of its Company Shares and any of its legal fees, incurred in connection with a Underwritten Offering Request effected pursuant to Section 5.1.  Subject to the proviso included in the immediately preceding sentence, Filing Expenses shall include, without limitation, any and all expenses incident to performance of or compliance with any registration or marketing of securities pursuant to this Article V, including without limitation, (i) the fees, disbursements and expenses of the Company’s legal counsel and accountants in connection with this Agreement and the performance of the Company’s obligations hereunder; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of any registration statement, prospectus or preliminary prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and legal investment memoranda, any selling agreements and other documents in connection with the offering, sale or delivery of the securities to be disposed of (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification; (v) all fees and expenses payable in connection with the listing of the securities on an y securities exchange or automated interdealer quotation system; (vi) any other fees and disbursements of underwriters customarily paid by the issuer of securities; and (vii) the costs and expenses of the Company relating to analyst or investor presentations or any “road shows” undertaken in connection with the marketing of the securities.

SECTION 5.3.  Piggyback Rights.

(a)         If at any time through the fifth anniversary of the Effective Date, the Company proposes or is required to make any filing or request authorizations under Argentine securities laws in connection with a public offering in Argentina of Company Shares, whether or not for its own account, the Company shall give prompt written notice of its intention to do so and of the intended method of distribution to each Shareholder party to this Agreement owning directly or indirectly, at least the Minimum Shareholders

Amount.  Upon the written request of any such Shareholder made within 20 days following the receipt of any such written notice (which request shall specify the maximum number of Company Shares intended to be disposed of by such Shareholder in connection with such proposed offer), the Company shall, subject to Sections 5.3(b) and 5.4, use its best efforts to cause all such shares of Capital Stock to be authorized for sale to the public under Argentine securities laws (together with the securities which the Company at the time proposes to register) to permit the sale or other disposition by such Shareholder (in accordance with the intended method of distribution thereof) of such Company Shares.

(b)         If at any time after giving written notice of its intention to make any filing or request authorizations for the offer to the public in Argentina of any equity securities and prior to the effective date of the authorization to sell such equity securities to the public in Argentina, the Company shall determine for any reason to delay the authorization to offer such equity securities, the Company may, at its election, give written notice of such determination to all Shareholders party to this Agreement and withdraw any filing and/or request for authorization, and (i) in the case of a determination not to proceed with such public offering, shall be relieved of its obligation to make a filing or request authorization for any other shares of Capital Stock in connection with such abandoned filing, without prejudice, however, to the rights of the Shareholders under Section 5.1, and (ii) in the case of a determination to delay such public offering of equity securities, shall be permitted to delay filings and/or requests for authorization for such Company Shares for the same period as the delay in effecting the public offering in Argentina of such other equity securities.

SECTION 5.4.  Allocation of Securities.

If any request pursuant to Section 5.1 involves an Underwritten Offering and if the lead managing underwriter (the “Manager”) shall advise the Company that, in its view, the number of securities requested by one or more Shareholders to be included in such Underwritten Offering (including those securities requested by the Company to be included in such registration) exceeds the largest number (the “Sale Number”) that can be sold in an orderly manner in such Underwritten Offering within a price range acceptable to the Shareholders that made the Underwritten Offering Request, as the case may be, the Company shall include in such Underwritten Offering all shares of Capital Stock requested to be included in such Underwritten Offering, provided, however, that if the number of such shares of Capital Stock exceeds the Sale Number, then the number of shares of Capital Stock (not to exceed the Sale Number) to be included in such Underwritten Offering shall be reduced on a pro rata basis among all such Shareholders, based on the number of shares of Capital Stock held by each such Shareholder requesting inclusion pursuant to Section 5.2(a) or Section 5.3(a) out of the total outstanding shares of Capital Stock of the Company; provided, however, that such allocation shall not operate to reduce the aggregate number of shares of Capital Stock to be included in such Underwritten Offering below the Sale Number, and if any Shareholder does not request inclusion of the maximum number of shares of Capital Stock allocated to such Shareholder pursuant to the above-described procedure, the remaining portion of such Shareholder’s allocation shall be reallocated among those requesting Shareholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Capital Stock which would be held by such Shareholders, assuming conversion, and this procedure shall be repeated until all of the shares of Capital Stock which may be included in the registration on behalf of the Shareholders have been so allocate.

SECTION 5.5.  Right of First Offer. (a) In the event any Shareholder intends to exercise any of the rights set forth in Section 5.1 or Section 5.3 to Transfer all or any part of its Company Shares (the “Offered Interest”), such Shareholder shall first provide the other Shareholders with a notice of its intent to sell such Offered Interest (an “Offer Notice”) specifying the number and type of Company Shares that it proposes to sell and the intended offer price.  For twenty-eight (28) days following receipt of such Offer Notice, each of other Shareholders shall have a right to purchase such Offered Interest at the intended offer price indicated in the Offer Notice, subject to this Section 5.5.  Such right shall be exercisable upon delivery of a written reply notice (or notices) by the Shareholders to the transferor within such twenty-eight (28) day period.  If one or more Shareholders timely deliver such a written reply notice, then such Shareholders shall on a single date promptly (and in any case within sixty (60) days after the expiration of such 28 day period), at the purchase price and on the payment terms specified in the Offer Notice, purchase or cause to be purchased an amount of each type of Company Shares equal to the amount of each type of Company Shares proposed to be sold multiplied in each case by the such Shareholder’s Agreement Ownership Percentage (excluding for the purposes of this calculation in the denominator any Company Shares proposed to be offered).  No Shareholder shall be required to sell any Company Shares pursuant to this Section 5.5(a) unless all of the Offered Interest will be purchased by one or more Shareholders.

(b)  If all of the Offered Interest proposed to be sold is not purchased by one or more Shareholders in the manner specified above, the transferor may, subject to the provisions of this Article V offer such Offered Interest within two hundred seventy (270) days of the date that is twenty-eight (28) days after the date of the Offer Notice; provided that any sale of such Offered Interest must be made at a purchase price that is equal to or greater than the offer price specified in the Offer Notice.

ARTICLE VI

RESTRICTIONS; COMMITMENTS

SECTION 6.1.  Corporate Opportunities.  Except for investments in or by Cablevision and its Subsidiaries, no Shareholder may make, or permit an Affiliate or Subsidiary to make, any investment in any entity (other than the Company or any of the Controlled Companies) if the principal business activity of such entity is the TIC Business, unless such investment would not permit the Shareholder to exert significant influence over, or designate a member of the board of directors (or equivalent body) of, such entity, provided, however that prior to effecting an investment permitted under this Section 6.1 such Shareholder shall offer, or cause such Affiliate or Subsidiary to offer the Company the opportunity to make such investment directly or through a Controlled Company for a period of 15 consecutive days, after which period, if the Company has not entered into binding agreements to effect such investment, the Shareholder, its Affiliate, or its Subsidiary, as the case may be, shall be free to consummate the proposed transaction for a period of 30 days.

SECTION 6.2.  Confidentiality.

(a)         Except as provided in Section 6.2(b) below, no Shareholder shall make any announcements to the press, nor shall it make any other type of public announcement in relation to this Agreement or to the issues contemplated in it, without the consent of the other Shareholders.

(b)         Each Shareholder shall maintain and shall cause its Affiliates and their respective directors, employees, consultants and agents to maintain, under strict confidentiality, any non public information related to the Company and its Controlled Companies or to the other Shareholders or any of their Affiliates obtained for purposes of this Agreement or as the result of it.  Notwithstanding the above, any Shareholder and any of its Affiliates shall be entitled to disclose the terms of this Agreement and any other non public information related to the Company and its Controlled Companies to the extent it is legally compelled to do so, by virtue of applicable law, including the national or provincial laws of  the Argentine Republic regarding securities and/or the federal or state laws of the United States of America regarding securities, but the Shareholder or its Affiliate which plans to make any such disclosure shall, to the extent reasonably practicable, previously notify and consult with the other Shareholders.  The obligation of each Shareholder and its Affiliates to maintain such information under strict confidentiality shall be fulfilled if it treats such information with the same reasonable care as it exercises to keep the confidentiality of information owned by it. Each Shareholder is authorized to use all the information that, according to its criteria, might be advisable or necessary for their filings and those of its Affiliates before the United States Securities and Exchange Commission and before the corresponding state securities agencies of the United States of America, and for their filings and those of their Affiliates before the CNV, the Bolsas y Mercados Argentinos (Buenos Aires Stock Exchange) and any other securities exchange or regulatory agency where such filings may be required.  Each Shareholder shall be responsible for any breach of this Section 6.2 by any of its Affiliates.

(c)          The obligations established in subsection (b) of this Section 6.2 shall not be applied to any information which:

(i)                                     the receiving party can prove with documentary evidence has been held by it or by any of its Affiliates before the reception of such information pursuant to this Agreement, excluding all information which has been confidentially exchanged between the parties before entering into this Agreement;

(ii)                                  the receiving party can prove with documentary evidence has been created or obtained independently by it or by its Affiliates before or after the reception of such information pursuant to this Agreement;

(iii)                               is of public domain but not as a result of a breach of this Section 6.2 by the receiving party or by a third party to whom the receiving party has disclosed such information;

(iv)                              has been or is disclosed to the receiving party by a third party in such a manner that does not imply the breach of the disclosing party’s confidentiality obligations; or

(v)                                 is disclosed by rule of law or by the standards of any pertinent securities market.

(d)         Notwithstanding anything in this Section 6.2 to the contrary, any Shareholder (and each employee, representative or agent of such Person) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of its investment in the Company and all material of any kind (including tax opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 6.3.  Indemnification . Each of CVH, Fintech Advisory and each other Shareholder (the “Indemnifying Party”) agrees and undertakes to indemnify each other such person and any CVH Party and Fintech Party, as the case may be (the “Indemnified Party”), upon request, for damages (including reasonable lawyer’s fees and costs) which may be imposed on or suffered by the Indemnified Party as a result of (i) any act or omission by any director, alternate director, síndicos or statutory auditor of the Company or any Controlled Company appointed at the direction of any of the CVH Parties (when CVH is the Indemnifying Party), any of the Fintech Parties (when Fintech Advisory is the Indemnifying Party) or of such Indemnifying Party, as the case may be, or (ii) any delay in the fulfillment or the non-fulfillment or other breach by any of the CVH Parties (when CVH is the Indemnifying Party), any of the Fintech Parties (when Fintech Advisory is the Indemnifying Party) or such Indemnifying Party, as the case may be, of any of its obligations or undertakings contained in this Agreement.  Any action taken by a Director appointed by a Shareholder in contravention of this Agreement, whether or not pursuant to such Director’s good faith belief that such action is necessary to comply with the Director’s fiduciary duties under Argentine law, shall not excuse the breach of the Shareholder that nominated such Director in respect of this Agreement.

SECTION 6.4.  Listing of Class B Stock.  Notwithstanding Section 2.3(a)(xxii), absent the written consent of the Fintech Parties, the Company shall maintain the listing of shares of Class B Stock and American Depositary Shares representing shares of Class B Stock on the Securities Market of Buenos Aires (Bolsas y Mercados Argentinos) and the New York Stock Exchange, respectively.

SECTION 6.5.  Company Policies.  The Parties hereby to agree to, and shall be bound by, and agree to cause the Company to agree to and be bound by, the terms set forth in Annex F.

SECTION 6.6.  TEO Joinder.  The Parties shall use reasonable best efforts to cause TEO to execute a joinder and become a party to this Agreement as soon as practicable.

SECTION 6.7.  Acquisition of Company Shares.

(a)         Except for transactions permitted by Section 4.1(a), neither the CVH Parties nor the Fintech Parties shall acquire, either directly or indirectly, any Company Shares, any shares of capital stock of TEO or any shares of capital stock of Nortel Inversora S.A., or the Company (collectively, the “Relevant Shares”) from any  Person  other than in accordance with this Section 6.7(a).  Prior to acquiring any Relevant Shares from any Person, the acquiring CVH Party or Fintech Party (or the Veto Third Party Shareholder, if applicable) shall provide notice to the CVH Parties or the Fintech Parties (or the Veto Third Party Shareholder, as applicable), of such opportunity to acquire Relevant Shares, which notice shall include the proposed number of Relevant Shares to be acquired and the price per Relevant Share. The CVH Parties or the Fintech Parties (or the Veto Third Party Shareholder, as applicable), will be entitled to purchase fifty percent (50%) of the Relevant Shares to be purchased by the acquiring Party on the same terms. If the other Parties do not elect to purchase their portion of the Relevant Shares, the acquiring Party may purchase 100% of the Relevant Shares for its own account. Notwithstanding anything to the contrary herein, this Section 6.7 shall not apply to (i) the acquisition of Series B Preferred Shares (including Series B Preferred Shares represented by American Depositary Shares) of Nortel Inversora S.A., if the acquisition of such shares would result in the acquiring Party owning up to ninety-one percent (91%) of the outstanding Series B Preferred Shares of Nortel Inversora S.A., (ii) the acquisition of any Relevant Shares by any CVH Parties or Fintech Parties or any Affiliate thereof from any CVH Parties or Fintech Parties, (iii) the acquisition by the CVH Parties in the aggregate of (x) until the Merger Effective Date, up to 2.0% of the outstanding shares of the Company after giving effect to the Merger, and (y) after the Merger Effective Date, up to the difference between 2% of the outstanding Company Shares and the percentage of Company Shares representing the total amount of Company Shares acquired under (x), and (iv) any purchase under the Call Option Agreement.

(b)         In the event that a Public Acquisition Offer (Oferta Pública de Adquisición or “Public Acquisition Offer”) is required to be made in connection with the Merger, the CVH Parties shall make such Public Acquisition Offer and the Fintech Parties will be jointly and severally liable for any payment required to be made under such Public Acquisition Offer, with each Party purchasing fifty percent (50%) of the Class B Stock tendered; provided that, subject to the CVH Parties not having acquired up to 2% of the outstanding Company Shares calculated after giving effect to the Merger Effective Date under (a)(iii)(y) above, the CVH Parties will first have the right to acquire 100% of the Class B Stock tendered until reaching such 2% of the outstanding Company Shares calculated after giving effect to the Merger.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.  Conflicting Agreements.  Each of the Shareholders represents and warrants that such party has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

SECTION 7.2.  Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other and, at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as such other party may reasonably request in order to evidence or effectuate the actions and transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 7.3.  Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party unless such modification, amendment or waiver is approved in writing by each party; provided that, to the extent any provision contains an agreement between less than all of the parties, such provision may be modified or waived by approval in writing by such parties, without the consent of the other parties unless such modification or waiver adversely affects any of such other parties.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  In addition, in the event that any Shareholder acquires all or some of the Company Shares of another Shareholder, the remaining parties to this Agreement agree to discuss in good faith whether any amendments to this Agreement are necessary or desirable as a result of such acquisition.

SECTION 7.4.  Severability.  Whenever possible, each term or provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or the validity of this Agreement in any other jurisdiction, and such term or provision shall be reformed, construed and enforced to the maximum extent permitted by applicable law or rule in such jurisdiction.

SECTION 7.5.  Effective Date.  This Agreement shall become effective at 12:01 a.m., Buenos Aires Time, on the Effective Date, except that Article I, Article IV, Article VI and Article VII shall become effective as of the date this Agreement is executed.

SECTION 7.6.  Entire Agreement.  Except as otherwise expressly set forth herein and notwithstanding any inconsistency or conflict with any provision of the bylaws of the Company, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with (a) the rights or obligations of any Shareholders under any other agreement with any other Shareholder, or (b) the bylaws of the Company, the terms of this Agreement shall govern.

SECTION 7.7.  Successors and Assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto, and any purported assignment in violation hereof shall be null and void.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Upon any Transfer of any of the Company Shares held by any Shareholder to a third Party that would be a Veto Third Party Shareholder in accordance with this Agreement, the Veto Third Party Shareholder shall execute an instrument of adherence to this Agreement, in form and substance reasonably satisfactory to the Company and the other Shareholders, pursuant to which such third party shall succeed to the specified rights and corresponding obligations of the transferring Shareholder under this Agreement.

SECTION 7.8.  Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.9.  Remedies.

(a)   Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, each non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(c)   The Company undertakes, as a separate obligation hereunder, to comply with the terms of any Interim Relief order of a New York court applicable to it, regardless of whether such Interim Relief order has been domesticated in Argentina.

SECTION 7.10.  Notices.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one (1) day after deposit with a reputable overnight courier service.

If to any CVH Party, care of:

Cablevisión Holding S.A.

Tacuarí 1846, 4th Floor

(1139), Buenos Aires, Argentina

Attention: Sebastian Bardengo

Telephone: (5411) 4309-3417

Fax: (5411) 4309-7665

If to any Fintech Party:

Fintech Media, LLC

c/o Fintech Advisory Inc.

375 Park Avenue, Suite 3804

New York, NY 10152

Attn: General Counsel

Phone: (1) 212 593-4500

Fax: (1) 212 593-3645

If to any other Shareholder or the Company, at the address such Shareholder or the Company shall have specified by prior written notice to the other parties hereto upon becoming a Shareholder or, in the case of the Company, a party hereto, and thereafter from time to time.

SECTION 7.11.  Dispute Resolution.  The parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Agreement including, without limitation, any dispute regarding its existence, interpretation, breach, termination, enforceability or validity (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to arbitration pursuant to Section 7.12.  Without prejudice to the parties’ right to seek Interim Relief at any time, the parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute.  Such negotiations shall commence upon delivery of a notice (the “Dispute Notice”) from the appropriate executive of the requesting party to an appropriate executive of the responding party.  If the alleged breach has not been cured or the Dispute has not been otherwise resolved by these Persons within fifteen (15) days of the date of the Dispute Notice, unless the parties agree in writing to a longer period, the Dispute shall be referred to the chief executive officer of each of CVH, Fintech Advisory and/or the Parent of any other Shareholder, as applicable, for discussion and negotiation among them.  In the event the Dispute has still not been resolved by negotiation within fifteen (15) days of such referral, then such Dispute shall be settled pursuant to binding arbitration pursuant to Section 7.12.  All negotiations pursuant to this Section 7.11 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement.

SECTION 7.12.  Arbitration.  Any Dispute hereunder shall be finally and definitively resolved by arbitration under the Arbitration Rules of the International Chamber of Commerce (the “ICC Rules” or “Rules”), which Rules are deemed to be incorporated by reference into this Clause.  The Tribunal shall consist of one arbitrator (the “Arbitrator”), to be appointed pursuant to the ICC Rules.  The seat of the arbitration shall be New York, New York.  The language of the arbitration shall be English.  In addition to any discovery permitted under the ICC rules, each party shall produce relevant, non-privileged, documents or copies thereof reasonably requested by any other party within the limits set by the Arbitrator, and subject to the Arbitrator’s rulings on objections to such requests.  Any award of the Tribunal shall be binding from the day it is made, and the parties waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.  Judgment upon the award rendered by the Tribunal may be entered in any court having jurisdiction thereof.  The parties to this Agreement waive any defense to recognition and enforcement of the award based on lack of jurisdiction over their person or property or based on forum non conveniens.  Nothing in these dispute resolution provisions shall be construed as preventing any party to this Agreement from at any time seeking preliminary, conservatory or similar interim relief (“Interim Relief”) in the federal or state courts in New York, New York.  Further and without limitation, the parties to this Agreement submit to the exclusive jurisdiction of the federal and state courts in New York, New York for the purpose of such Interim Relief.  The parties waive any objections based on lack of jurisdiction over their person or property or based on forum non conveniens with respect to any application for such Interim Relief in the federal and state courts in New York, New York.  The Arbitrator shall include in its award an allocation to the prevailing party of its costs (including attorneys’ fees and all costs incurred in seeking Interim Relief), or such portion of its costs as the Arbitrator determines, in its absolute discretion, is commensurate with the prevailing party’s degree of success.  Such costs shall include any costs associated with requesting an injunction in a New York court in connection with such dispute.  Each of the parties hereby irrevocably designates CT Corporation, with offices situated at present at 111 Eighth Avenue, New York, New York 10011 as its authorized agent, respectively, to accept and acknowledge on its behalf service of any process which may be served in any proceeding in New York.

SECTION 7.13.  Responsibility of the Company and Directors.  (a) With respect to any Veto Matter, the Company shall be permitted to take action only if the Veto Matter has been approved by the required majority.  In the event that the Company shall be uncertain as to its rights or duties hereunder or shall receive instructions from any Shareholder which, in the Company’s opinion, are in conflict with any of the provisions of this Agreement, the Company shall be entitled to refrain from taking any action hereunder until it shall be directed otherwise in a writing signed by each of CVH and Fintech Advisory, or as instructed by a court of competent jurisdiction.

(b) The Parties hereby irrevocably waive any right to bring claims, including without limitation under Sections 271 through 273 of the Argentine Corporations Law (Ley 19550 de Sociedades Comerciales, as amended) against any member of the Board or of the board of any Controlled Company based on such member’s decision to vote in favor of the approval of any transaction between the Company or a Controlled Company, on the one hand, and a Shareholder, its Affiliates or its Subsidiaries on the other hand.

SECTION 7.14.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York without regard to the conflict of laws rules thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Annex A

The consolidated Annual Budget and the Business Plan shall establish, inter alia, (1) the minimum projected indebtedness of the Company, (2) the maximum amount of Capital Expenditures for each type of Capital Expenditure, (3) the maximum amount of operating expenses in terms of margin over sales or a maximum amount of operating expenses, (4) the minimum amount of cash and cash equivalents to be maintained by the Company, and (5) the projected availability of cash to pay dividends and the amount of dividends to be distributed; provided that the first Business Plan and consolidated Annual Budget of the Company and its Controlled Companies following the Merger Effective Date (x) shall be prepared in consultation with the Parties, (y) shall be subject to the mutual agreement of the Parties, and (z) shall cover (i) the interim period starting on the Merger Effective Date and ending the same day as the fiscal year on which the Merger Effective Date occurs, and (ii) the immediately following three fiscal years in respect of the Business Plan and the immediately following fiscal year in respect of the Annual Budget; provided further that (A) for as long as the Parties have not mutually agreed upon such first Business Plan and consolidated Annual Budget of the Company and its Controlled Companies, the Company shall use the combined business plans and annual budgets of TEO and Cablevisión existing as of the Merger Effective Date solely for purposes of continuing  operations, provided that only up to the Category Reallocation Percentage of any amounts allocated to a specific line item of the corresponding Category in the Annual Budgets of TEO and Cablevisión that remain unused at the end of such fiscal year as a direct result of the synergies resulting from the Merger or the Merger itself may be redirected to a different line item of the same Category of either TEO or Cablevision without the prior approval of each Party hereto; and (B) for so long as the Parties have not mutually agreed upon  any subsequent Business Plan or consolidated Annual Budget, the Company shall conduct its operations under the most recently approved business plan and consolidated annual budget as adjusted to reflect the effects of inflation in U.S. dollars or Argentine Pesos on the items denominated in either currency, as applicable.

Annex B

Financial Institutions

•                  JPMorgan & Co

•                  Bank of America

•                  Goldman Sachs

•                  Citibank

•                  Deutsche Bank

•                  HSBC

•                  Itau BBA

•                  ICBC

•                  Standard Bank

•                  Credit Suisse

•                  UBS Investment Bank

•                  Banco Bilbao Vizcaya Argentaria (BBVA)

•                  Banco Santander S.A.

•                  Banco Macro S.A.

Annex C

CLIENTS	Service

ARTE GRAFICO EDITORIAL ARGENTINO S.A.	CATV, Internet
ARTE RADIOTELEVISIVO ARGENTINO S.A.	CATV, Internet
ARTES GRAFICAS RIOPLATENSE S.A.	CATV, Internet
CANAL RURAL SATELITAL S.A.	CATV, Internet, and Advertising
COMPAÑÍA DE MEDIOS DIGITALES (CMD) S.A.	CATV, Internet
COMPAÑÍA INVERSORA EN MEDIOS DE COMUNICACION S.A.	CATV, Internet
CUSPIDE LIBROS S.A.	CATV, Internet
DIARIO LOS ANDES HNOS. CALLE S.A.	CATV, Internet
GC GESTION COMPARTIDA S.A.	CATV, Internet
GRUPO CLARIN S.A. / CABLEVISION HOLDING S.A.	Financial loans
LA VOZ DEL INTERIOR S.A.	CATV, Internet
MAS LOGISTICA S.A.	CATV, Internet
PAPEL PRENSA S A I C F Y DE M	Internet
POLKA PRODUCCIONES S.A.	CATV, Internet
RADIO MITRE S.A.	CATV, Internet and Advertising
TELE RED IMAGEN S.A.	CATV, Internet
TELECOR S.A.C.I.	CATV, Internet
TELEDIFUSORA BAHIENSE S.A.	CATV, Internet
UNIR S.A.	CATV, Internet
UTE FEASA	CATV, Internet

CONTENTS (Suppliers)	Service

ARTE RADIOTELEVISIVO ARGENTINO S.A.	Programming / Coproduction
CANAL RURAL	Programming
TELE RED IMAGEN S.A.	Programming
POLKA PRODUCCIONES S.A.	Coproduction
RADIO MITRE S.A.	Programming

Annex D

ADMINISTRATIVE (Suppliers)	Service

GRUPO CLARIN S.A. / CABLEVISION HOLDING S.A.	Management Fee
GC GESTION COMPARTIDA S.A.	Advisory Service, Collection Fee

Annex E

ADVERTISING/OTHERS (Suppliers)	Service

ARTE GRAFICO EDITORIAL ARGENTINO S.A.	Advertising, Perk Program “Clarín 365” for Cablevision’s Employees
ARTES GRAFICAS RIOPLATENSE S.A.	Magazzine’s Edition and Distribution
ARTE RADIOTELEVISIVO ARGENTINO S.A.	Advertising
COMPAÑÍA DE MEDIOS DIGITALES (CMD) S.A.	Advertising
COMPAÑÍA INVERSORA EN MEDIOS DE COMUNICACIÓN CIMECO S.A.	Advertising
CUSPIDE LIBROS S.A.	Advertising
DIARIO LOS ANDES HNOS. CALLE S.A.	Commercial Servicies
IMPRIPOST TECNOLOGIAS S.A.	Invoices’ Printing and Enveloping
LA VOZ DEL INTERIOR S.A.	Advertising
MAS LOGISTICA S.A.	Distribution
TELECOR S.A.C.I.	Advertising
UNIR S.A.	Invoices’s Distribution, and Logistics

Annex F

A.  Governance Principles.  The Shareholders agree to exercise their rights as Shareholders to ensure that the governance and management of the Company and its Controlled Companies shall be conducted in accordance with the principles stated below which shall constitute an obligation of each of the Shareholders in respect of all aspects concerning the Company.

1.              The management and operation policies of the Company shall be formulated and implemented by the governing and administrative bodies of the Company, its Board of Directors and duly appointed managers, in accordance with the institutional mechanisms and procedures regarding voting and consensus formation provided for in the corporate bylaws and governance documents of the Company and the Shareholders Agreement.

2.              Regardless of whether a Shareholder is the controlling entity of the Company and/or the Company is deemed to be consolidated with a Shareholder pursuant to applicable accounting regulations, the Company shall be treated at all times by each Party as an independent entity, and each Party shall act as a shareholder of the Company and shall not enter into a management agreement or similar arrangement related to the operative management of the Company, without prejudice to (i) the supervising mechanisms that may be established for the benefit of all Shareholders and (ii) transactions that are expressly approved in accordance with the terms for related party transactions provided for in the Shareholders Agreement.

3.              The representation of the Company in respect of third parties shall be exercised by the Company and its employees and none of the Shareholders shall be permitted, without the authorization of the other Shareholders, to represent the Company to any third party, including clients, suppliers, investors, creditors, regulatory authorities and the media.

4.              Any person proposed by one of the Shareholders to be designated as a Director of the Company or any of its Controlled Companies shall not hold management positions or serve on the board of the Affiliates of Cablevisión or TEO, except with the prior consent of the other Shareholders.  For the avoidance of doubt, the foregoing does not apply to any person that simultaneously serves on the Board and the board of directors of CVH, Dominio or Fintech Advisory.  The employees of the Company cannot receive any kind of compensation from any of the Shareholders or hold any other position or perform any other function in any of the Shareholders or their Affiliates.

5.              CVH and Fintech Advisory shall agree upon a formal management structure of the Company (organigrama) that will provide for a clear delimitation of duties and responsibilities within the different functional areas of the Company, without duplication of duties or responsibilities in other areas of the Company.

6.              C.  A general human resources policy of the Company shall be put in place whose main guidelines shall be: a) corporate independence from the Shareholders, and b) functional independence from the Shareholders. Key

F-1

Employees of the Company shall enter into labor contracts with the Company pursuant to which they will be specifically bound to respect the formal lines of reporting to be established by the Parties and to avoid obstructive or authoritarian behavior to other managers by themselves or any other manager subject to their responsibility in their respective areas. Compliance with these policies shall be part of the variable compensation of Key Employees.

B.  Indebtedness Policy.  The Shareholders agree to cause the Company to maintain an Indebtedness to EBITDA ratio of no less than 1.5 and no greater than 3.0 and to cause the Company to use its best efforts to reach an Indebtedness to EBITDA ratio equal to 2.0 as soon as practicable after the Effective Date (the “Indebtedness Policy”).

F-2